Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF JUNE 11, 2007

AMONG

FRANKLIN HOLDINGS (BERMUDA), LTD.,

FRANKLIN ACQUISITION CORP.

AND

JAMES RIVER GROUP, INC.

ii

iii

This AGREEMENT AND PLAN OF MERGER, dated as of June 11, 2007 (this “Agreement”), is among FRANKLIN HOLDINGS (BERMUDA), LTD., a Bermuda company (“Parent”), FRANKLIN ACQUISITION CORP., a Delaware corporation and a direct, wholly-owned subsidia.y of Parent (“Merger Sub”), and JAMES RIVER GROUP, INC., a Delaware corporation (the “Company” and, collectively with Parent and Merger Sub, the “parties”).

RECITALS

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in accordance with the DGCL, upon the terms and subject to the conditions set forth herein and (iii) resolved, subject to Section 6.3(d), to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent and Merger Sub’s willingness to enter into this Agreement, Parent and Merger Sub are entering into voting agreements with certain stockholders of the Company, dated as of the date hereof (the “Voting Agreements”), pursuant to which such stockholders have agreed, upon the terms and subject to the conditions set forth in their respective Voting Agreements, to vote their respective Shares in favor of adoption of this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of D. E. Shaw Composite Fund, L.L.C. and D. E. Shaw Oculus Portfolios, L.L.C. (together, the “Investors”) have provided equity commitments pursuant to a letter agreement dated the date hereof, by and among the Investors, the Parent and the Company (together, the “Equity Commitments”), in the form set forth on Section 1.1 of the Parent Disclosure Schedule, upon the terms and subject to the conditions set forth therein;

WHEREAS, the Board of Directors of Parent has (i) determined that it is in the best interests of Parent and the shareholders of Parent, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL, upon the terms and subject to the conditions set forth herein and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in accordance with the DGCL, upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and Parent, as the sole stockholder of Merger Sub, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL, upon the terms and subject to the conditions set forth herein, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in accordance with the DGCL, upon the terms and subject to the conditions set forth herein and (iii) resolved to recommend adoption of this Agreement by Parent, as the sole stockholder of Merger Sub.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

THE MERGER; CERTAIN RELATED MATTERS

Section 1.1        The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue under the name “James River Group, Inc.” as the surviving corporation of the Merger under the DGCL (the “Surviving Corporation”).

Section 1.2         Closing; Effective Time. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, as soon as practicable, but in no event later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions), at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. Prior to the Closing, Parent shall prepare in consultation with the Company, and on the Closing Date the parties shall cause the Merger to be consummated by filing, a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being the “Effective Time”) and the parties hereto shall make all other filings or recordings required under the DGCL in connection with the Merger.

Section 1.3        Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4         Certificate of Incorporation; Bylaws. At the Effective Time, (a) the Certificate of Incorporation of the Surviving Corporation shall by virtue of the Merger be amended to read in its entirety as the Certificate of Incorporation of Merger Sub read immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be James River Group, Inc. and the provision in the Certificate of Incorporation of Merger Sub naming its incorporator shall be omitted and (b) the bylaws of the Surviving Corporation shall by virtue of the Merger be amended so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except the references to Merger Sub’s name shall be replaced by references to James River Group, Inc.; provided that the advancement of expenses, exculpation and indemnification provisions contained in the Constituent Documents of the Surviving Corporation in effect from and after the Effective Time, until the sixth (6th) year anniversary of the Effective Time, shall not (i) be any less favorable in any respect than those contained in the Company’s Constituent Documents as of the date hereof and (ii) contain any provision inconsistent with the provisions of Section 6.9(a).

Section 1.5        Directors and Officers of Surviving Corporation. The directors of Merger Sub and the officers of the Company (other than those who Merger Sub determines shall not remain as officers of the Surviving Corporation), in each case, as of the Effective Time, shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Constituent Documents of the Surviving Corporation.

Section 1.6        Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)          Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and nonassessable share of common stock, par value $0.01, of the Surviving Corporation.

(b)          Each share of common stock, par value $0.01 per share, of the Company (such shares, collectively, the “Company Common Stock”, and each, a “Share”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(c) and any Appraisal

Shares) shall be converted into the right to receive in cash an amount per Share (subject to any applicable withholding Tax specified in Section 2.2 hereof) equal to $34.50 in cash, without interest (the “Merger Consideration”). At the Effective Time, each holder of a certificate theretofore representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificates in accordance with Section 2.1(b), without interest.

(c)          Each Share held in the treasury of the Company, or otherwise owned by Parent or Merger Sub, or owned by any direct or indirect Subsidiary of such Persons, in each case immediately prior to the Effective Time, shall be canceled without any conversion thereof and no consideration shall be paid with respect thereto.

Section 1.7	Treatment of Options, Warrants and Notes.

(a)          As of the Effective Time, except as otherwise agreed to by Parent and a holder of an Option with respect to such holder’s Options, each Option, whether vested or unvested, will be canceled and extinguished, and the holder thereof will be entitled to receive an amount in cash equal to the excess (if any) of (i) the product of (A) the number of Shares subject to such Option and (B) the Merger Consideration, minus (ii) the aggregate exercise price of such Option, without interest and less any required withholding Taxes as specified in Section 2.2 hereof. All payments with respect to canceled Options shall be made by the Paying Agent (or such other agent reasonably acceptable to Parent as the Company shall designate prior to the Effective Time) promptly after the Effective Time from funds deposited by or at the direction of the Surviving Corporation to pay such amounts in accordance with Section 2.1. Prior to the Effective Time, as reasonably directed by Parent, the Company shall take any and all actions necessary to effectuate this Section 1.7(a); provided, however, that no action taken by the Company or any holder of Options shall be required to be irrevocable until immediately prior to the Effective Time.

(b)          As of the Effective Time, except as otherwise agreed to by Parent and a holder of a Warrant with respect to such holder’s Warrants, each Warrant will either be (i) converted into the right to receive, upon exercise of such Warrant, the Merger Consideration the holder of such Warrant would have been entitled to receive upon consummation of the Merger if such holder had been, immediately prior to the Merger, the holder of the number of Shares then issuable upon exercise in full of the Warrant, or (ii) if agreed to by the Company and the Warrant holder with respect to such holder’s Warrant, canceled and extinguished, and the holder thereof will be entitled to receive, following exercise or cancellation, as the case may be, an amount in cash equal to the excess (if any) of (A) the product of (x) the number of Shares subject to such Warrant and (y) the Merger Consideration, minus (B) the aggregate exercise price of such Warrant, without interest and less any required withholding Taxes as specified in Section 2.2 hereof. All payments with respect to canceled Warrants shall be made by the Paying

Agent (or such other agent reasonably acceptable to Parent as the Company shall designate prior to the Effective Time) as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of the Surviving Corporation to pay such amounts in accordance with Section 2.1. Prior to the Effective Time, the Company shall take any and all actions reasonably necessary to effectuate this Section 1.7(b), including providing holders of Warrants with notice of their rights with respect to any such Warrants as provided herein; provided, that no action taken by the Company or any holder of Warrants shall be required to be irrevocable until immediately prior to the Effective Time.

(c)          As of the Effective Time, the outstanding principal amount and accrued and unpaid interest then owing under each Note will be prepaid in full. All such prepayments will be made concurrently with the Effective Time, either (i) pursuant to the terms of the Note, by wire transfer of immediately available funds to an account designated by the Company to the borrower or by certified bank check delivered to the Company or (ii) if agreed to by the Company and the borrower with respect to such borrower’s Note, which agreement the Company will use commercially reasonable efforts to obtain, by the surrender from the Merger Consideration otherwise payable to the borrower the outstanding amount of principal and interest with respect to any Note. Prior to the Effective Time, the Company shall take any and all actions reasonably necessary to effectuate this Section 1.7(c), including providing borrowers under the Notes with notice of their rights and obligations with respect to any such Notes; provided, however, that no action taken by the Company or any holder of Notes shall be required to be irrevocable until immediately prior to the Effective Time.

Section 1.8        Adjustment of Merger Consideration. If, between the date of this Agreement and the Effective Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Merger Consideration shall be appropriately adjusted to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration, subject to further adjustment in accordance with this sentence.

Section 1.9	Appraisal Shares.

(a)          Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Shares who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such stockholder of the

Company shall fail to perfect or shall effectively waive, withdraw or lose such stockholder’s rights under Section 262 of the DGCL, such stockholder’s Appraisal Shares in respect of which the stockholder would otherwise be entitled to receive fair value under Section 262 of the DGCL shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration without any interest thereon.

(b)          The Company will give Parent (i) prompt notice of any notice received by the Company of intent to demand the fair value of any Shares, withdrawals of such notices and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct and participate at its expense in all negotiations and proceedings with respect to the exercise of dissenters’ rights under Section 262 of the DGCL. The Company will not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any such exercise of dissenters’ rights or offer to settle or settle any such rights or approve any withdrawal of any such demands.

ARTICLE II

PAYMENT AND EXCHANGE OF CERTIFICATES; WITHHOLDING

Section 2.1	Payment and Exchange of Certificates.

(a)          Following the date of this Agreement and in any event not less than three (3) Business Days prior to the mailing of the Proxy Statement to the stockholders of the Company, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in connection with the Merger (the “Paying Agent”). At or prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deposit in trust with, the Paying Agent, the aggregate consideration to which stockholders, holders of Options and holders of Warrants become entitled pursuant to Article I. Until used for that purpose, the funds shall be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services Inc. or Standard & Poor’s Corporation, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $500,000,000 (based on the most recent financial statements of the banks which are then publicly available at the SEC or otherwise).

(b)          Promptly and in any event no later than three (3) Business Days after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Person who was a record holder of Company Common Stock immediately prior to the

Effective Time, whose shares were converted pursuant to Article I into the right to receive the Merger Consideration, (i) a form of letter of transmittal for use in effecting the surrender of stock certificates which immediately prior to the Effective Time represented Company Common Stock (each, a “Certificate”) or non-certificated shares represented by book-entry (“Book-Entry Shares”) in order to receive payment of the Merger Consideration (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon actual delivery of the Certificates to the Paying Agent (or effective affidavits of loss in lieu thereof), and shall otherwise be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender to the Paying Agent of a Certificate (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, together with a properly completed and executed letter of transmittal and any other required documents, the Paying Agent shall promptly pay to the holder of the Shares represented by the Certificate (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, or as otherwise directed in the letter of transmittal, the Merger Consideration with regard to each Share represented by such Certificate or Book-Entry Share, less any required Tax withholdings in accordance with Section 2.2 below, and the Certificate shall be canceled. No interest shall be paid or accrued on the Merger Consideration payable upon the surrender of Certificates or Book-Entry Shares. If payment is to be made to a Person holding a Certificate other than the Person in whose name a surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the Person who surrenders the Certificate must provide funds for payment of any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that all Taxes have been paid or are not applicable. After the Effective Time, a Certificate or Book-Entry Share shall represent only the right to receive the Merger Consideration in respect of the Shares represented by such Certificate or Book-Entry Share, without any interest thereon.

(c)          If a Certificate has been lost, stolen or destroyed, the Surviving Corporation will cause the Paying Agent to accept an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed instead of the Certificate; provided, that the Surviving Corporation may require the Person to whom any Merger Consideration is paid, as a condition precedent to the payment thereof, to give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to the Surviving Corporation against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

(d)          At any time which is more than one (1) year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been deposited with the Paying Agent and have not been disbursed in accordance with this Article II (including interest and other income received by the Paying Agent in respect of the funds made available to it), and after the funds have been delivered to the Surviving Corporation, Persons entitled to payment in accordance with this Article II shall be entitled to look solely to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of the Merger Consideration upon surrender of the Certificates held by them, without any interest thereon; provided, that such Persons shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable Laws. Any portion of the funds deposited with the Paying Agent remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. None of the Surviving Corporation, Parent, Merger Sub, any of their respective Affiliates or the Paying Agent will be liable to any Person entitled to payment under this Article II for any consideration which is delivered to a public official or Governmental Entity pursuant to any abandoned property, escheat or similar Law.

(e)          From and after the Effective Time, the Surviving Corporation shall not record on the stock transfer books of the Company or the Surviving Corporation any transfers of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares are presented for transfer, they shall be canceled and treated as having been surrendered for the Merger Consideration in respect of the Shares represented thereby.

Section 2.2         Withholding Rights. Each of Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, awards granted under the Company Incentive Plans, Warrants or any other equity rights in the Company such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state or local Law or the Laws of any other domestic or foreign jurisdiction, and shall be required to withhold from the consideration otherwise payable to any employee or former employee the amount of principal and interest outstanding with respect to any Note which is not otherwise prepaid by the employee or former employee who is the borrower thereunder. To the extent that amounts are so withheld and paid to the appropriate taxing authority by Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the corresponding sections or subsections of the disclosure letter delivered by the Company to Parent on or prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which the relevance of such disclosure to the applicable representation and warranty is reasonably apparent), or (ii) as disclosed in the Company SEC Documents filed or furnished and publicly available on EDGAR on or after March 9, 2007 and prior to the date hereof (other than disclosures in the sections titled “Risk Factors” and “Forward-Looking Statements” of such Company SEC Documents), the Company represents and warrants to Parent and Merger Sub as of the date hereof (except to the extent such representation and warranty is made only as of a specific date, in which event such representation and warranty is made as of such specific date) as follows:

Section 3.1         Corporate Existence and Power. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware and the Company and the Company Subsidiaries have all corporate, partnership or other similar powers and all governmental licenses, authorizations, permits, consents, franchises, variances, exemptions, orders and approvals required to carry on their business as now conducted (the “Company Permits”), except for those powers, licenses, authorizations, permits, consents, franchises, variances, exemptions, orders and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company and the Company Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to be in such compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is required, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to Parent true and complete copies of the Constituent Documents of the Company and each Company Subsidiary as currently in effect. The Company is not in violation in any material respect of the provisions of its Constituent Documents, nor is any of the Company Subsidiaries in violation in any material respect of the provisions of its Constituent Documents.

Section 3.2	Corporate Authorization.

(a)          The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (except that consummation of the Merger is subject to adoption of this Agreement by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of Company Common Stock voting together as a single class (the “Requisite Stockholder Vote”)).

(b)          The Board of Directors of the Company at a meeting duly held on or prior to the date hereof unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) resolved, subject to Section 6.3, to (A) recommend that the stockholders of the Company approve the adoption of this Agreement (this clause (A), the “Board Recommendation”), and (B) direct that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders Meeting, and (iv) took all necessary steps so that the provisions of Section 203 of the DGCL and any “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement do not apply to the execution and delivery of this Agreement and the transactions contemplated hereby. True, correct and complete copies of all resolutions of the Board of Directors of the Company reflecting such actions will be provided to Parent within two (2) Business Days of the date of this Agreement.

(c)          This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The adoption of this Agreement by the Requisite Stockholder Vote is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement or approve the transactions contemplated by this Agreement.

Section 3.3        Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no consent or approval by, or filing with, any Governmental Entity, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business,

(ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable securities laws, (iv) compliance with any applicable requirements of the Nasdaq, (v) approvals or filings under all applicable statutes, regulations and rules regulating the business of insurance, whether domestic or foreign, and all applicable orders and decrees of Governmental Entities regulating the business of insurance (collectively, “Insurance Laws”) as set forth in Section 3.3 of the Company Disclosure Schedule (collectively, but excluding any such filings included on Section 3.3 of the Company Disclosure Schedule that are required to be made following the consummation of the Merger, the “Company Approvals”), and (vi) any other consents, approvals or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 3.4         Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of the Company or any other Constituent Documents of any Company Subsidiary, (ii) assuming compliance with the matters referred to in Section 3.3, violate or conflict with or result in any breach of any provision of any applicable Law, Order or Company Permit, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any Company Subsidiary is entitled under any Material Contract or (iv) result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiary, except for such violations, conflicts and breaches referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 3.5	Capitalization.

(a)          The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, $.01 par value (“Company Preferred Stock”). As of June 7, 2007, (i) 15,138,708 shares of Company Common Stock were issued and outstanding; and (ii) no shares of Company Preferred Stock were issued and outstanding. As of June 7, 2007, (i) Options to purchase an aggregate of 2,134,787 shares of Company Common Stock (of which options to purchase an aggregate of 1,573,537 shares of Company Common Stock were exercisable) were issued and outstanding and (ii) warrants (the “Warrants”) to purchase an aggregate of 149,625 shares of Company Common Stock were issued and outstanding. No other equity awards are outstanding under the Company Incentive Plans. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Incentive Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar rights, purchase option, call, or right of first refusal or similar rights. No Company Subsidiary or controlled Affiliate of a Company Subsidiary owns any shares of Company Common Stock.

(b)          Except as set forth in this Section 3.5, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue or pay cash valued by reference to, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any of the Company Securities.

Section 3.6	Subsidiaries.

(a)          Each Company Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Each such Company Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is required, except where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. All Significant Subsidiaries (as defined in Regulation S-X under the Exchange Act) of the Company and their respective jurisdictions of formation are identified as such in the Company SEC Documents.

(b)          All of the outstanding capital stock of, or other voting securities or ownership interests in, each Company Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Company Subsidiary or (ii) options or other rights to acquire from the Company or any Company Subsidiary, or other obligation of the Company or any Company Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Company Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 3.7         Subsidiaries and Insurance Matters. The Company conducts all of its insurance operations through the Company Subsidiaries. Section 3.7 of the Company Disclosure Schedule lists the jurisdiction of domicile of each Company Subsidiary. None of the Company Subsidiaries is “commercially domiciled” in any other jurisdiction. Each of the Company Subsidiaries is, where required under applicable Insurance Law, (i) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other jurisdiction where it is required to be so authorized to write each line of business reported as being written in its most recent Company SAP Statement, except, in each case, where the failure to be so licensed or authorized would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. All of the Company Permits of Company Subsidiaries conducting insurance operations are in full force and effect in accordance with their terms and there is no proceeding or investigation to which the Company or any Company Subsidiary is subject before a Governmental Entity that is pending or, to the knowledge of the Company, threatened relating to the revocation, failure to renew, limitation, suspension or restriction of any such Company Permits, except where the failures to be in full force and effect in accordance with their terms, revocations, failures to renew, limitations, suspensions or restrictions would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to Parent prior to the date hereof a list of all market conduct examinations pending as of the date hereof by an insurance regulatory Governmental Entity relating to any Company Subsidiary.

Section 3.8	SEC Filings, etc.

(a)          The Company has filed all required forms, reports, statements, schedules, registration statements and other documents required to be filed by it with the SEC since May 3, 2005 (the documents referred to in this Section 3.8(a) collectively with any other forms, reports, statements, schedules, registration statements or other documents filed with the SEC subsequent to the date hereof, the “Company SEC Documents”).

(b)          As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.

(c)          As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act did not, and each such Company SEC Document filed subsequent to the date hereof on the date of its filing will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments from the SEC staff with respect to any of the Company SEC Documents.

(d)          Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)          Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since May 3, 2005, was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 and, at the time of filing or submission of each such certification, such certification was true and accurate and complied in all material respects with the Sarbanes-Oxley Act of 2002.

(f)           The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are sufficient to ensure that material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded and reported on a timely basis to the Company’s management to allow the principal executive officer and the principal financial officer of the Company, or individuals performing similar functions, to make timely decisions regarding required disclosure. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to its independent auditors and the audit committee of its Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting. The Company has made available to Parent prior to the date hereof any such disclosure made by management to the Company’s independent auditors and the audit committee of the Board of Directors of the Company within the twelve (12) month period preceding the date of this Agreement.

Section 3.9         Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Company Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

Section 3.10      Company SAP Statements. As used herein, the term “Company SAP Statements” means the statutory statements of each of the Company Subsidiaries as filed with the applicable insurance regulatory authorities in their respective jurisdictions of incorporation for the year ended December 31, 2006 and the quarterly period ended March 31, 2007 and any such annual and quarterly statutory statements filed with the applicable insurance regulatory authorities in their respective jurisdictions of incorporation subsequent to the date hereof. Each of the Company Subsidiaries has filed or submitted all Company SAP Statements required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled on forms prescribed or permitted by such authority, except for such failures to file that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company SAP Statements were, and any Company SAP Statements filed after the date hereof will be, prepared in all material respects in conformity with SAP consistently applied for the periods covered thereby (except as may be indicated in the notes thereto), and the Company SAP Statements present, and any Company SAP Statements filed after the date hereof will present, in all material respects, the statutory financial position of such Company Subsidiaries as at the respective dates thereof and the results of operations of such Company Subsidiaries for the respective periods then ended. No material deficiency has been asserted with respect to any Company SAP Statements filed prior to the date hereof by the applicable insurance Company Subsidiary’s domiciliary state regulator. The annual statutory balance sheets and income statements included in the Company SAP Statements as of the date hereof have been, where required by applicable Insurance Law, audited by an independent accounting firm of recognized national or international reputation.

Section 3.11      Proxy Statement. The Proxy Statement will, at the date mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub or any of their representatives specifically for inclusion therein.

Section 3.12      Absence of Certain Changes. Except as contemplated by this Agreement or as set forth in Section 3.12 of the Company Disclosure Schedule, since December 31, 2006, (a) the business of the Company and the Company Subsidiaries has been conducted in the ordinary course of business, (b) there has not been any event, change, circumstance or effect that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or (c) through the date of this Agreement, neither the Company nor any Company Subsidiary has taken (or agreed to take) any action (or failed to take any action) that, if taken (or failed to be taken) during the period from the date of this Agreement through the Effective Time, would constitute a breach of Sections 5.1(b), (c), (d), (g), (h), (i), (k), (o) or (q) after taking into account Section 5.1 of the Company Disclosure Schedule.

Section 3.13      No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any Company Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and the Company Subsidiaries other than:

(a)          liabilities or obligations reflected or reserved against in the Company’s consolidated balance sheet of December 31, 2006 included in the Company SEC Documents filed prior to the date hereof,

(b)          insurance claims or related litigation or arbitration arising in the ordinary course of business,

(c)          liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company,

(d)          liabilities or obligations that were incurred after December 31, 2006 in the ordinary course of business, and

(e)          those arising or incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement.

Section 3.14	Compliance with Laws.

(a)          The business and operations of the Company and the Company Subsidiaries have been since December 31, 2003, and are being, conducted in compliance with all applicable Insurance Laws, except where the failure to so conduct such business and operations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Notwithstanding the generality of the foregoing, each insurance Company Subsidiary, and as of the date hereof and to the knowledge of the Company, each of its agents, is and has been since December 31, 2003, marketing or selling insurance products in compliance with Insurance Laws applicable to the business of such insurance Company Subsidiary and in the respective jurisdictions in which such products have been marketed or sold, except for such non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b)          There is no pending or, to the knowledge of the Company, threatened proceeding to which the Company or a Company Subsidiary is subject before any Governmental Entity regarding whether any of the Company Subsidiaries has violated, nor to the knowledge of the Company, any pending or threatened investigation by any Governmental Entity with respect to possible violations of, any applicable Insurance Laws, except for such violations or possible violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The insurance Company Subsidiaries have filed all material reports required to be filed with any insurance regulatory authority, except for such failures to file that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as required by Insurance Laws of general applicability and the Company Permits maintained by the Company Subsidiaries, there are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on the Company Subsidiaries to which the Company or any Company Subsidiary is a party, on the one hand, and any Governmental Entity is a party or addressee, on the other hand, or Orders specifically with respect to the Company or any Company Subsidiary, which (A) limit the ability of the Company or any of the Company Subsidiaries to issue insurance policies, (B) require any investments of the Company or any of the Company Subsidiaries to be treated as nonadmitted assets, (C) require any divestiture of any investments of the Company or any of the Company Subsidiaries, (D) in any manner impose any requirements on the Company or any of the Company Subsidiaries in respect of risk-based capital requirements that add to or otherwise modify the risk-based capital requirements imposed under applicable Laws or (E) in any manner relate to the ability of the Company or any of the Company Subsidiaries to pay dividends or otherwise restrict the conduct of business of the Company or any of the Company Subsidiaries in any material respect, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(c)          Other than Insurance Laws, the Company and each Company Subsidiary has been since December 31, 2003 in compliance with, and to the knowledge of the Company is not under investigation with respect to, any such applicable Laws, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d)          Other than Company Benefit Plans with respect to which Section 3.21 (and not this Section 3.14(d)) applies, the Company and each of the Company Subsidiaries is in compliance in all material respects with the provisions of ERISA in the operation of each of their respective businesses and there have been no non-exempt “prohibited transactions,” as described in Section 4975 of the Code and Title 1, Part 4 of Subtitle B of ERISA, in the operation of their respective businesses. None of the Company nor any Company Subsidiary is a fiduciary, as defined in Section 3(21) of ERISA, with respect to any employee benefit plan other than the Employee Benefit Plans.

Section 3.15      Litigation. There is no action, suit, investigation, claim, complaint, demand, subpoena, injunction, notice of violation or other proceeding pending against, or, to the knowledge of the Company, threatened against, the Company or any of the Company Subsidiaries or, to the knowledge of the Company, pending or threatened against any present or former officer, director or employee of the Company or any of the Company Subsidiaries or other Person in connection with which the Company or any Company Subsidiary has an indemnification obligation, before any Governmental Entity (other than insurance claims litigation arising in the ordinary course of business), that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. No Order is outstanding against the Company or any Company Subsidiary, except for Orders that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.16	Insurance Matters.

(a)          As of the date of this Agreement, to the knowledge of the Company, all material reinsurance treaties or agreements to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary has any existing rights, obligations or liabilities (the “Company Reinsurance Agreements”) are in full force and effect in all material respects in accordance with their terms. No Company Reinsurance Agreement is in default as to any provision thereof, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Since the commencement of the term of any such agreement, through the Business Day immediately prior to the date of this Agreement, where the Company is a cedent, the Company has not received any written notice to the effect that the financial condition of any party to any such agreement is impaired in any material respect with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement.

(b)          With respect to any Company Reinsurance Agreement for which the Company or any Company Subsidiary is taking credit on its most recent statutory financial statements or has taken credit on any statutory financial statements from and after January 1, 2004, (i) there has been no separate written or oral agreement between any of the Company or any Company Subsidiary and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Company Reinsurance Agreement, other than inuring contracts that are explicitly defined in any such Company Reinsurance Agreement, (ii) for each such Company Reinsurance Agreement entered into, renewed, or amended on or after January 1, 2004, for which risk transfer is not reasonably considered to be self-evident, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment, as required by SSAP No. 62, is available for review by the domiciliary state insurance departments for each of the Company and the Company Subsidiaries in all material respects, (iii) each of the Company and the Company Subsidiaries complies and has complied from and after January 1, 2004 in all material respects with all of the requirements set forth in SSAP No. 62 and (iv) each of the Company and the Company Subsidiaries has and has had from and after January 1, 2004 appropriate controls in place to monitor the use of reinsurance and comply with to the provisions of SSAP No. 62.

(c)          Prior to the date hereof, the Company has made available to Parent a true and complete copy of all material actuarial reports prepared by actuaries, independent or otherwise, from and after January 1, 2006, with respect to the Company or any Company Subsidiary and all material attachments, addenda, supplements and modifications thereto (the “Company Actuarial Analyses”). To the knowledge of the Company, any information and data furnished by the Company or any Company Subsidiary to independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects. To the knowledge of the Company, each Company Actuarial Analysis was based upon an inventory accurate in all material respects of policies in force for the Company and the Company Subsidiaries, as the case may be, at the relevant time of preparation and was prepared in conformity with generally accepted actuarial principles in effect at such time (except as may be noted therein).

(d)          Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, no material claim or material assessment is pending or, to the knowledge of the Company, threatened against any Company Subsidiary which is unique to such Company Subsidiary by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers.

Section 3.17	[Intentionally Omitted.]
Section 3.18	Title to Properties; Absence of Liens.

(a)          Section 3.18(a) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned by the Company or any Company Subsidiary (the

“Owned Real Property”), and includes the address of such Owned Real Property. The Company or a Company Subsidiary has good and marketable title to the Owned Real Property, in each case free and clear of all Encumbrances.

(b)          Section 3.18(b) of the Company Disclosure Schedule sets forth a true and complete list of all real property leased to or by the Company or any Company Subsidiary providing for an annual rent of more than $100,000 (collectively, the “Leased Real Property”). The Company or one of the Company Subsidiaries has a valid leasehold interest in all Leased Real Property leased by the Company or any Company Subsidiary free and clear of all Liens except Permitted Liens.

(c)          (i) Each lease or sublease for the Leased Real Property is in full force and effect; and (ii) to the knowledge of the Company, there exists no default by the Company or any of the Company Subsidiaries under any Lease and no circumstance exists which, with or without the giving of notice, the passage of time or both, would constitute or result in such a default, except in each case for such unenforceability, ineffectiveness, breaches or defaults that have not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.

Section 3.19      Opinion of Financial Advisor. The Board of Directors of the Company and a special committee of the Board of Directors (the “Special Committee”) have received an opinion from the Company Financial Advisor dated as of the date of this Agreement and addressed to the Special Committee and the Board of Directors of the Company to the effect that, as of the date hereof and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders of Shares is fair, from a financial point of view, to such holders. An executed copy of such opinion will be made available to Parent for informational purposes only within three (3) Business Days after the date of this Agreement.

Section 3.20      Taxes. Except as set forth in Section 3.20 of the Company Disclosure Schedule:

(a)          All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any Company Subsidiary have been duly filed when due in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects.

(b)          The Company and each Company Subsidiary has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established in accordance with SAP and GAAP an adequate accrual for all material Taxes through the date of this Agreement.

(c)          The federal income Tax Returns of the Company and the Company Subsidiaries through the Tax year ended December 31, 2003 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

(d)          There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or any Company Subsidiary in respect of any material Tax, or Tax Asset.

(e)          During the five (5) year period ending on the date hereof, neither the Company nor any Company Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f)           The Company and each Company Subsidiary have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. The Company and each Company Subsidiary have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, stockholder or any other third party, as required under any Law.

(g)          Neither the Company nor any Company Subsidiary is liable for Taxes of any Person (other than the Company and the Company Subsidiaries) as a result of being (i) a transferee or successor of such Person, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (iii) a party to a tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify such Person.

(h)          Neither the Company nor any Company Subsidiary has entered into any transaction that is a “listed transaction” as defined in Treasury Regulation §1.6011-4(b)(2).

Section 3.21	Employee Benefit Plans and Related Matters; ERISA.

(a)          Section 3.21(a) of the Company Disclosure Schedule sets forth a complete and correct list of the material Company Benefit Plans (including but not limited to all Company Benefit Plans subject to ERISA or similar provisions of non-U.S. Law). With respect to each such Company Benefit Plan, the Company has provided or made available to Parent a complete and correct copy of such Company Benefit Plan, if written, or a description of such Company Benefit Plan if not written, and to the extent applicable, (i) all trust agreements, insurance contracts or other funding arrangements, (ii) the two most recent actuarial and trust reports for both ERISA funding and financial statement purposes, (iii) the two most recent Forms 5500 with all attachments required to have been filed with the IRS or the Department of Labor or any similar reports filed with any comparable Governmental Entity in any non-U.S. jurisdiction having jurisdiction over any Company Benefit Plan and all schedules thereto, (iv) the most recent IRS determination letter, (v) all current summary plan descriptions, (vi) all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor (including a written description of any oral communication), (vii) any actuarial study of any pension, disability, post-employment life or medical benefits provided under any such Company Benefit Plan, (viii) all material current employee handbooks and manuals, (ix) material statements or other material communications regarding withdrawal or other multiemployer plan liabilities (or similar liabilities pertaining to any non-U.S. employee benefit plan sponsored by the Company or any Company Subsidiary, if any) and (x) all material amendments and modifications to any such Company Benefit Plan or related document. None of the Company or any Company Subsidiary has communicated to any current or former employee thereof any intention or commitment to amend or modify any Company Benefit Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

(b)          Section 3.21(b) of the Company Disclosure Schedule sets forth a list of all Notes evidencing outstanding loans by the Company and any Company Subsidiary to employees or former employees. Under the terms of the Notes, the full amount of the principal and accrued interest on such Notes must be prepaid by the employees or former employees who are the borrowers thereunder concurrently with the sale of the borrower’s Shares.

(c)          Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, is so qualified and has received a favorable determination letter from the IRS, and there are no existing circumstances or any events that could reasonably be expected to adversely affect the qualified status of any such plan. All amendments and actions required to bring each Company Benefit Plan into conformity in all material respects with the applicable provisions of ERISA, the Code and other applicable Law have been made or taken. Each Company Benefit Plan has been administered and operated in all material respects in accordance with its terms and with applicable Law.

(d)          Neither the Company nor any Company Subsidiary, nor any of their ERISA Affiliates contributes to, sponsor or maintain or has in the past sponsored, maintained, contributed to or had any liability in respect of any pension plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA or any similar provisions of non-U.S. Law.

(e)          There are no pending claims by or on behalf of any of the Company Benefit Plans, by any employee or otherwise involving any such plan or the assets of any plan (other than routine claims for benefits). There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Company Benefit Plan before any Governmental Entity.

(f)           No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or is a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA. Neither the Company nor any Company Subsidiary has at any time during the last six (6) years contributed to or been obligated to contribute to any such plan.

(g)          No event has occurred and no condition exists that would, either directly or by reason of the Company’s or any Company Subsidiary’s affiliation with any of their ERISA Affiliates, subject the Company or any of the Company Subsidiaries to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations.

(h)          All contributions or other amounts payable by the Company or the Company Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP.

(i)           No payments required to be made under any Company Benefit Plan as a result of the consummation of the transactions contemplated by this Agreement (either alone or in combination with any another event) requires any action by or in respect of, or filing with any Governmental Entity or would result in any violation of Law.

(j)           No employee or former employee of the Company or any Company Subsidiary is or may become entitled to post-employment benefits of any kind by reason of his or her employment, including, death or medical benefits (whether or not insured), other than (i) coverage mandated by Section 4980B of the Code, or (ii) retirement benefits payable under any plan qualified under Section 401(a) of the Code. Each Company Benefit Plan may be amended or terminated after the Closing Date without material cost other than for claims incurred prior to such amendment or termination.

(k)          Except as set forth on Section 3.21(k) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant, officer or director of the Company or any of Company Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided in Section 1.7 hereof, (ii) except as expressly provided in Section 1.7 hereof, result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, consultant, officer or director, (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Company Benefit Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Benefit Plan, or (iv) result in any payment (whether in cash or property or the vesting of property) to any

“disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G.1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No person is entitled to receive an additional payment (including any tax gross up or other payment) from the Company or any Company Subsidiary or any other person as a result of the imposition of the excise tax required by Section 4999(a) of the Code.

(l)           Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, and the Treasury regulations and IRS guidance thereunder and no payments required to be made during 2007 or as a result of the consummation of the transactions contemplated by this Agreement are subject to any additional tax under Section 409A(a)(1)(B) of the Code. Each Option has been granted with an exercise price no lower than “fair market value” (within the meaning of Sections 409A and 422 of the Code) as of the grant date of such option.

(m)         Any person providing services to the Company or any of the Company Subsidiaries who has not been classified as an employee is not eligible to participate in any Company Benefit Plan and is not entitled to receive any benefits or other compensation under or pursuant to any Company Benefit Plan in respect of such non-employee service, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(n)          Except as set forth on Section 3.21(n) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any plan, contract or commitment, whether legally binding or not, or has announced (orally or in writing) an intention to create any additional employee benefit or compensation plans, policies or arrangements, or except as may be required by applicable Law, to modify, suspend or terminate any Company Benefit Plan.

(o)          Section 3.21(o) of the Company Disclosure Schedule lists each employee benefit plan subject to ERISA as to which the Company or any Company Subsidiary is a fiduciary, as defined in Section 3(21) of ERISA.

Section 3.22        Employees, Labor Matters. Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement, and, to the knowledge of the Company, as of the date of this Agreement, there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees of the Company or any Company Subsidiary. Since January 1, 2004, there has not occurred or, to the knowledge of the Company, been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity or organizing campaign with respect to any employees of the Company or any Company Subsidiary. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the knowledge of the Company, threatened with respect to any employee of the Company or any of the Company Subsidiaries. The Company and each of the Company Subsidiaries have properly classified all individuals (including agents, independent contractors and leased employees) under applicable Law and have complied in all material respects with all Laws pertaining to the employment or termination of employment of their respective employees and agents, including but not limited to all such Laws relating to wages, hours, commissions, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, prohibited discrimination, immigration control, employee classification, payment and withholding of taxes, continuation coverage with respect to group health plans or under employment contracts, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.23	Environmental Matters.

(a)          Except as relates to any insurance product of the Company or any Company Subsidiary, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

(i)           neither the Company nor any Company Subsidiary has received any written notice, notification, demand, request for information, citation, summons or order, no complaint has been filed, no penalty has been assessed, no action, written claim, suit or proceeding is pending or, to the knowledge of the Company, is threatened against the Company or any Company Subsidiary, and to the knowledge of the Company, no investigation of the Company is pending or threatened in any case by or from any Governmental Entity or other Person relating to or arising out of any Environmental Law;

(ii)          the Company and the Company Subsidiaries are, and during applicable statutes of limitation have been, in compliance with all Environmental Laws and all Environmental Permits;

(iii)         other than with respect to policies written in connection with the insurance business, the Company has not incurred any liability arising under any Environmental Law;

(iv)         there has been no report of any environmental investigation, study, audit, test, review or other environmental analysis conducted by or in the possession of the Company that pertains to the current or prior business of the Company or any Company Subsidiary (other than with respect to policies written in connection with the insurance business) or any property or facility now or previously owned or leased by the Company or any Company Subsidiary that has not been made available to Parent prior to the date hereof; and

(v)          to the knowledge of the Company, no Hazardous Substances are located and no Releases of Hazardous Substances have occurred at, on, above or under any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary that are likely to result in any cost, liability or obligation of the Company or any Company Subsidiary under any Environmental Law.

(b)          For purposes of this Section 3.23, the terms “Company” and “Company Subsidiary” shall include any entity that is, in whole or in part, a predecessor-in-interest of the Company or of any Company Subsidiary.

Section 3.24	Intellectual Property.

(a)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and/or each Company Subsidiary owns, or is licensed or otherwise possesses sufficient rights to use Intellectual Property used in the business of the Company and the Company Subsidiaries as currently conducted within the United States and (ii) to the knowledge of the Company, all United States patents and registered trademarks, trade names, service marks and copyrights owned by the Company and/or the Company Subsidiaries are valid and subsisting.

(b)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

(i)           no written claims with respect to (A) the United States patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by the Company or any Company Subsidiary (the “Company Intellectual Property Rights”) or (B) any trade secret owned by the Company or any Company Subsidiary, or (C) to the knowledge of the Company, any United States patents, trademarks, service marks or copyrights licensed to the Company or any Company Subsidiary that are material to the business and operations thereof (other than any readily available commercially available software), are currently pending or are threatened in writing by any Person;

(ii)          to the knowledge of the Company, the Company Intellectual Property Rights do not infringe or misappropriate the Intellectual Property of any Person within the United States; and

(iii)        to the knowledge of the Company, neither the Company nor any Company Subsidiary owns or licenses any foreign Intellectual Property that is material to the business of the Company or such Company Subsidiary.

Section 3.25	Material Contracts.

(a)          The Company has delivered or made available to Parent true and complete copies of all material contracts of the Company and each Company Subsidiary that as of the date hereof (collectively, the “Material Contracts”):

(i)           are required to be filed as exhibits to the Company SEC Documents or the Company SAP Statements, other than any agreements or arrangements with any directors or executive officers of the Company relating to indemnification or advancement of expenses;

(ii)          contain covenants that limit in any material respect the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would restrict in any material respect the ability of the Surviving Corporation) to compete in any material line of business of the Company or any of its Subsidiaries, except for any such contract that may be canceled without any penalty or other liability to the Company or any of its Subsidiaries upon notice of thirty (30) days or less;

(iii)        relate to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Subsidiaries, taken as a whole;

(iv)         involve any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate or foreign currency protection contract;

(v)          relate to (A) indebtedness for borrowed money or (B) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $1,000,000;

(vi)         were entered into after December 31, 2006, involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such contract in excess of $3,000,000 (other than acquisitions or dispositions of assets in the ordinary course of business); or

(vii)       involve any directors, executive officers or 5% stockholders of the Company that cannot be canceled by the Company within thirty (30) days notice without liability, penalty or premium, other than any agreements or arrangements with any directors or executive officers of the Company relating to indemnification or advancement of expenses.

(b)          Each Material Contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon the Company or the Company Subsidiary party thereto, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any other party is in breach of or in default under any Material Contracts, and, to the knowledge of the Company, no event has occurred that, with the passage of time and/or the giving of notice, would constitute a default thereunder by any party thereto, except for such breaches and defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(c)          Neither the Company nor any Company Subsidiary provides insurance contracts or otherwise provides services for consideration to the United States Government or any agency thereof.

Section 3.26      Brokers and Finders’ Fees. Except for the Company Financial Advisor, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any Company Subsidiary who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 3.27      Affiliate Transactions. Except for this Agreement and the Merger, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, between the Company or any Company Subsidiary, on the one hand, and the Company’s Affiliates (other than Company Subsidiaries), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered by Parent to the Company on or prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which the relevance of such disclosure to the applicable representation and warranty is reasonably apparent), Parent and Merger Sub jointly and severally represent and warrant to the Company as of the date hereof (except to the extent such representation and warranty is made only as of a specific date, in which event such representation and warranty is made as of such specific date) as follows:

Section 4.1         Corporate Existence and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

Section 4.2         Corporate Authorization. Each of Parent and Merger Sub have all necessary company or corporate power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary company or corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.3        Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no consent or approval by, or filing with, any Governmental Entity, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent and Merger Sub are qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable securities laws, (iv) approvals or filings under Insurance Laws as set forth in Section 4.3 of the Parent Disclosure Schedule (collectively, but excluding any such filings included on Section 4.3 of the Parent Disclosure Schedule that are required to be made following the consummation of the Merger, the “Parent Approvals” and, together with the Company Approvals, the “Transaction Approvals”) and (v) any other consents, approvals or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and Merger Sub, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 4.4         Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and the consummation of the transactions contemplated hereby will not (i) violate or conflict with or result in any breach of any provision of the Constituent Documents of Parent or the articles of incorporation or bylaws of Merger Sub, (ii) assuming compliance with the matters referred to in Section 4.3, violate or conflict with or result in any breach of any provision of any applicable Law or Order, (iii) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv)  result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for such violations, conflicts and breaches referred to in clause (ii) and for such Liens referred to in clauses (iii) and (iv) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Affect on Parent or Merger Sub, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 4.5         Capitalization of Merger Sub and Parent; Interim Operations of Merger Sub and Parent. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value of $0.01 per share, all of which are issued and outstanding and owned by Parent. All of the issued and outstanding shares of capital stock of Merger Sub have been, and as of the Effective Time will be, duly authorized and validly issued and are, and as of the Effective Time will be, fully paid and nonassessable and free of preemptive or other similar rights. As of the date hereof, all of the equity interests in Parent are owned by one or more of the Investors, and as of the Effective Time, all of the Equity Interests in Parent will be owned by one or more of the Investors or their permitted assignees under the Equity Commitments, and, if applicable, one or more Co-Investors. Each of Merger Sub and Parent has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation or contemplated by this Agreement and the Equity Commitments.

Section 4.6         Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub or any of their directors, officers, employees, Affiliates, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement or any document required to be filed or furnished by the Company, Parent or Merger Sub or any of their respective Affiliates with or to the SEC in connection with the transactions contemplated by this Agreement, will, at the date mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.7        Litigation. There is no action, suit, investigation, claim, complaint, demand, subpoena, injunction, notice of violation or other proceeding pending against, or, to the knowledge of Parent, threatened against, Parent or Merger Sub, before any Governmental Entity, or any Order to which Parent or Merger Sub is subject, that would reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, including the Merger.

Section 4.8        Brokers and Finders’ Fees. Except for Wachovia Capital Markets, LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.9	Financing; Capital Structure.

(a)          Parent and Merger Sub have available to them, or, prior to and as of the Effective Time will have available to them, funds from the Equity Commitments, which constitute all funds necessary for the payment to the Paying Agent of the aggregate amounts payable pursuant to Article II and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including those contemplated by the Transaction Approvals, and to pay all related fees and expenses, in the case of fees and expenses as required to be paid or funded as of or prior to the Effective Time.

(b)          Prior to the date of this Agreement, the Investors have delivered to the Company true and complete executed copies of the Equity Commitments. None of the Equity Commitments has been restated, amended or modified or any provision thereof waived, and the respective commitments contained in the Equity Commitments have not been withdrawn or rescinded in any respect. Each of the Equity Commitments is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, for so long as it remains in full force and effect. There are no conditions precedent or other contingencies related to the funding by the Investors of the full amount of the Equity Commitments to Parent other than as expressly set forth therein.

Section 4.10      Interested Stockholder. At the time immediately preceding the date of this Agreement, neither Parent nor any of its Affiliates is, with respect to the Company, an “interested stockholder” as such term is defined in Section 203(c)(5) of the DGCL.

Section 4.11      Ownership of Shares. None of Parent, Merger Sub, the Investors or their respective controlled Affiliates owns, directly or indirectly, beneficially or of record, any Shares, and none of Parent, Merger Sub, the Investors or their respective controlled Affiliates holds any rights to acquire any beneficial or record ownership of the Shares, except, in each case, with respect to the right under certain circumstances to exercise voting rights of certain Shares under the Voting Agreements.

ARTICLE V

CONDUCT OF BUSINESS BY THE COMPANY

Section 5.1         Conduct of Business by the Company Pending the Merger. From the date of this Agreement until the Effective Time, (i) unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (ii) except as set forth in Section 5.1 of the Company Disclosure Schedule, (iii) as otherwise expressly provided for in or contemplated by this Agreement or (iv) as required by applicable Law or by a Governmental Entity, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the ordinary course consistent with past practice, including using its commercially reasonable efforts to preserve intact its business organization, and goodwill and relationships with customers, third party payors (including Governmental Entities, insurance carriers and other intermediaries), Company Producers and others having material business dealings with it and to keep available the services of its current officers and key employees. In addition to and without limiting the generality of the foregoing, (w) unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (x) except as set forth in Section 5.1 of the Company Disclosure Schedule, (y) as otherwise expressly provided for in or contemplated by this Agreement or (z) as required by applicable Law or by a Governmental Entity, from the date hereof until the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to:

(a)          adopt or propose any change in its charter, code of regulations or other comparable organizational documents;

(b)          (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock, except for (A) dividends or distributions by wholly-owned Company Subsidiaries to the Company or another wholly-owned Company Subsidiary or (B) regular quarterly cash dividends paid by the Company on the Company Common Stock not in excess of $0.15 per share per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the Company Common Stock), with usual record and payment dates, (ii) adjust, split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any Company Subsidiary, or any other equity interests or any rights, warrants or options to acquire any such shares or interests;

(c)          issue, sell, grant, pledge, amend, grant any rights in respect of or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security) or make any changes (by combination, merger, consolidation, reorganization, liquidation or otherwise) in the capital structure of the Company or any Company Subsidiary, other than (i) issuances of shares of Company Common Stock upon the exercise of Company Stock Options, or Warrants in accordance with their terms in effect as of the date hereof, or (ii) issuances by a wholly-owned Company Subsidiary of capital stock to such Company Subsidiary’s parent or another wholly-owned Company Subsidiary;

(d)          merge or consolidate with any other Person or acquire any material assets or make a material investment in (whether through the acquisition of stock or otherwise) any other Person, other than (i) acquisitions of inventory, equipment or software in the ordinary course of business consistent with past practice or (ii) ordinary course investment portfolio transactions in accordance with the Company’s investment guidelines in effect on the date hereof;

(e)          sell, lease, license, subject to a Lien, other than a Permitted Lien, encumber or otherwise surrender, relinquish or dispose of any assets, property or product lines or businesses (including capital stock or other equity interests of a Company Subsidiary) except (i) pursuant to existing written contracts or commitments set forth in Section 5.1 of the Company Disclosure Schedule, (ii) in an amount not in excess of $250,000 individually or $1,000,000 in the aggregate or (iii) ordinary course investment portfolio transactions in accordance with the Company’s investment guidelines in effect on the date hereof.

(f)           (i) make any loans, advances or capital contributions to, or investments in, any other Person in excess of $2,500,000 in the aggregate during any twelve (12) month period, other than by the Company or any Company Subsidiary to or in the Company or any Company Subsidiary or ordinary course investment portfolio transactions in accordance with the Company’s investment guidelines in effect on the date hereof, (ii) create, incur, guarantee or assume any Indebtedness, (iii) make or commit to make any capital expenditure other than capital expenditures approved by the Board of Directors of the Company prior to the date hereof or within the Company’s capital budget for fiscal 2007 previously provided to Parent or (iv) cancel any debts or waive any claims or rights of substantial value, except for cancellations made or waivers granted with respect to claims in the ordinary course of business consistent with past practice that, in the aggregate, are not material to the Company and the Company Subsidiaries taken as a whole;

(g)          amend or otherwise modify benefits under any Company Benefit Plan (other than immaterial amendments or modifications), accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Benefit Plan as currently in effect on the date hereof (except as expressly provided in Section 1.7 hereof), fail to make any required contribution to any Company Benefit Plan, merge or transfer any Company Benefit Plan or the assets or liabilities of any Company Benefit Plan, change the sponsor of any Company Benefit Plan, or terminate or establish any Company Benefit Plan, except to the limited extent necessary to comply with Section 409A of the Code without any material increase in liability on the part of, or cost to, the Company or any Company Subsidiary or to the extent required by an existing agreement, Company Benefit Plan or Law;

(h)          grant any increase in the compensation, bonus or benefits of directors, officers, employees, consultants, representatives or agents of the Company or any Company Subsidiary, other than immaterial increases in the compensation and benefits of persons who are not directors, executive officers or employees who earn more than $150,000 in annual base salary in the ordinary course of business consistent with past practice;

(i)           enter into or materially amend or modify any severance, consulting, retention, collective bargaining, change of control or employment agreement, plan, program or arrangement;

(j)           settle or compromise any material claims or audits in an amount in excess of $750,000 individually or $2,000,000 in the aggregate (except that if a reserve has been established on the balance sheet of the Company as of December 31, 2006 for an amount less than the settlement or compromise amount, the Company may settle any such claims or audits in an amount up to $750,000 individually or $2,000,000 in the aggregate in excess of such reserve amount), or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material claims or audits that would restrict in any material respect the operations of the business after the Effective Time, in each case other than with respect to insurance claims in the ordinary course of business;

(k)          (i) make or rescind any material election, whether express or deemed, relating to Taxes, (ii) settle or compromise any claim relating to Taxes, (iii) make a request for a written ruling of a Taxing Authority relating to Taxes, (iv) enter into a written and legally binding agreement with a Taxing Authority relating to Taxes, or (v) except as required by Law, change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ended December 31, 2006;

(l)           other than in the ordinary course of business, (i) modify or amend in any material respect or terminate any Material Contract, (ii) enter into any successor agreement to an expiring Material Contract that changes the terms of the expiring Material Contract in a way that is materially adverse to the Company or any Company Subsidiary, or (iii) modify, amend or enter into any new agreement that would have been considered a Material Contract if it were entered into at or prior to the date hereof;

(m)         enter into or renew or extend any agreements or arrangements that limit or restrict in any material respect the Company or any Company Subsidiary or any of their respective Affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict in any material respect Parent or any of its Affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any material line of business or in any geographic area;

(n)          terminate, cancel, amend or modify any insurance policies maintained by it covering the Company or the Company Subsidiaries as insureds or their respective properties which is not replaced by a comparable amount of insurance coverage;

(o)          adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(p)          other than a renewal transaction with any reinsurer upon the expiration of any current reinsurance agreement, enter into any new reinsurance transaction as assuming or ceding insurer, which does not contain arms’-length cancellation, termination and commutation provisions;

(q)          alter or amend in any material respect any existing underwriting, claim handling, loss control, investment, actuarial, financial reporting or accounting practices, methods, guidelines or policies (including compliance policies), except as may be required by (or, in the reasonable good faith judgment of the Company, advisable under) GAAP, SAP or any Governmental Entity or applicable Law; or

(r)	agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1         SEC Filings. The Company shall prepare and file a preliminary proxy statement to be used in connection with the Company Stockholders Meeting (the “Proxy Statement”) with the SEC as promptly as reasonably practicable following the date of this Agreement. The Company shall notify Parent promptly of the receipt of any written or oral comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information with respect to the Proxy Statement and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. Prior to filing or mailing the Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on the Proxy Statement or any such response and shall give due consideration to inclusion in the Proxy Statement or any such response comments reasonably proposed by Parent. The Company and Parent shall use commercially reasonable efforts, after consultation with the other party, to resolve all SEC comments with respect to the Proxy Statement as reasonably promptly as practicable after receipt thereof. The Company shall use commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after filing. The Company will advise Parent promptly after it receives notice that the Proxy Statement has been cleared by the SEC or any request by the SEC for amendment of the Proxy Statement. To the extent permitted by Law, the Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. If at any time prior to the Company Stockholders Meeting there shall occur any event (including discovery of any fact, circumstance or event by any party hereto) that should be set forth in an amendment or supplement to the Proxy Statement, the party which discovers such information shall promptly notify the other parties hereto and the Company shall promptly prepare and mail to its stockholders such an amendment or supplement, in each case to the extent required by applicable Law. Parent shall cooperate reasonably with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto, including supplying information for inclusion or incorporation by reference in the Proxy Statement in a timely manner provided the Company has given Parent reasonable advance notice thereof. Parent and Merger Sub shall, and shall cause their respective Affiliates to, file or furnish with or to the SEC any document required by the Exchange Act in connection with the transactions contemplated by this Agreement to be so filed or furnished.

Section 6.2         Company Stockholders Meeting; Board Recommendation. As promptly as practicable after the SEC has cleared the Proxy Statement, the Company,

acting through its Board of Directors, and in accordance with applicable Law and the rules and regulations of Nasdaq, shall (i) duly call, give notice of, convene and hold a meeting of its stockholders (including any postponement or adjournment thereof) for the purpose of obtaining the Requisite Stockholder Vote (the “Company Stockholders Meeting”), and (ii) subject to Section 6.3(d), include in the Proxy Statement the Board Recommendation. Except in accordance with Section 6.3(d), neither the Board of Directors of the Company nor any committee of the Board of Directors of the Company shall (A) withdraw (or modify or qualify in a manner adverse to Parent in any material respect), or publicly propose to withdraw the Board Recommendation (it being understood that the Board of Directors may take no position with respect to a Takeover Proposal that takes the form of a tender offer until the close of business as of the tenth Business Day after the commencement of such tender offer pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification), (B) fail to include the Board Recommendation in the Proxy Statement or (C) knowingly take any other action or knowingly make any other public statement that is knowingly inconsistent in any material respect with such Board Recommendation (any action described in these clauses (A), (B) or (C) being referred to as a “Recommendation Withdrawal”) (it being understood and hereby agreed that action taken by the Company or the Board of Directors or any committee thereof or any of their respective Representatives (x) as permitted under Section 6.3(a) or (y) in connection with the notice specified in clause (A) of Section 6.3(d), will not be deemed to be or constitute a Recommendation Withdrawal). Notwithstanding any Recommendation Withdrawal, unless this Agreement is terminated pursuant to, and in accordance with, Section 8.1, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of adopting this Agreement.

Section 6.3	No Solicitation.

(a)          Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m., New York time, on August 5, 2007 (the “Go-Shop Period End Date”), the Company and its Representatives shall have the right (in consultation with or acting through the Board of Directors of the Company or any committee thereof), directly or indirectly, to: (i) initiate, solicit or encourage the submission of Takeover Proposals from one or more Persons, including (A) by way of contacting third parties and (B) providing access to non-public information pursuant to the prior execution of a Qualifying Confidentiality Agreement with any such Person; provided, that the Company shall promptly provide to Parent any non-public information concerning the Company or any Company Subsidiary that is provided to any such Person or its Representatives which was not previously provided to Parent; and (ii) participate in discussions or negotiations regarding, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, a Takeover Proposal.

(b)          Subject to Sections 6.3(c) and 6.3(d), following the Go-Shop Period End Date until the earlier of the Effective Time or the date this Agreement is terminated pursuant to Section 8.1, the Company shall not, and shall cause the Company Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage the submission of any inquiries, proposals or offers, provide any non-public information or data to any Person relating to or in connection with a potential Takeover Proposal, or knowingly make any other efforts or attempts that constitute, or would reasonably be expected to lead to, any Takeover Proposal, or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, (ii) approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company, a Takeover Proposal, (iii) enter into any merger agreement, letter of intent or other agreement providing for or relating to a Takeover Proposal, (iv) enter into any agreement requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, or (v)  agree or publicly propose to do any of the foregoing. Subject to Section 6.3(c), on the Go-Shop Period End Date, the Company shall immediately cease and cause to be terminated any activities that would otherwise be a violation of this Section 6.3(b) conducted theretofore by the Company or its Representatives with respect to any Takeover Proposal, whether or not any discussions, negotiations or other activities permitted pursuant to Section 6.3(a) prior to the Go-Shop Period End Date were ongoing. Subject to Section 6.3(c), with respect to parties with whom discussions or negotiations have been terminated on or prior to the Go-Shop Period End Date, the Company shall use commercially reasonable efforts to require such parties to promptly return or destroy in accordance with the terms of the applicable confidentiality agreement any confidential information previously furnished by the Company.

(c)          Notwithstanding anything to the contrary in Section 6.3(b), if at any time following the Go-Shop Period End Date and prior to obtaining the Requisite Stockholder Vote, (i) the Company receives a bona fide written Takeover Proposal from any third party with which the Company was in contact after the date of this Agreement and prior to the Go-Shop Period End Date, or an unsolicited Takeover Proposal from any other third party, and (ii) the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside counsel) that (A) such Takeover Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, and (B) the failure to provide non-public information concerning the Company or enter into discussions or negotiations with such third party would be inconsistent with the directors’ fiduciary duties under applicable Law, the Company may take the following actions: (x) furnish information to the Person making such Takeover Proposal, provided, that (A) prior to so furnishing such information, the Company has received from such Person a Qualifying Confidentiality Agreement, and (B) all such information has previously been provided to Parent and Merger Sub or is provided to Parent and Merger Sub prior to or substantially contemporaneously with the time it is provided to the Person making such Takeover Proposal or such Person’s Representatives, and (y) engage or participate in any discussions or negotiations with such Person with respect to the Takeover Proposal. The Company shall promptly (and in any event within two (2) Business Days) advise Parent orally and in writing of the receipt following the Go-Shop Period End Date of (i) any proposal that constitutes, or could reasonably be expected to lead to, a Takeover Proposal and the material terms of such proposal, including the identity of the Person(s) making such proposal, and, if applicable, providing copies of any documents or correspondence evidencing such proposal, and (ii) any request for non-public information relating to the Company or any Company Subsidiary other than requests for information not reasonably expected to be related to a Takeover Proposal. The Company shall thereafter keep Parent reasonably informed on a reasonably current basis of the status and any material developments, discussions and negotiations concerning such Takeover Proposal (including any material change to the terms thereof). Without limiting the foregoing, following the Go-Shop Period End Date, the Company will promptly (within two (2) Business Days) notify Parent orally and in writing if it determines to begin providing information or to engage in negotiations concerning a Takeover Proposal.

(d)          Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Requisite Stockholder Vote, the Board of Directors of the Company may (i) effect a Recommendation Withdrawal and/or (ii) terminate this Agreement pursuant to Section 8.1, in each case of clause (i) and/or (ii), if the Board of Directors of the Company determines in good faith (after consultation with its outside counsel) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that the Board of Directors of the Company may not take any such action (x) not in connection with a Takeover Proposal unless the taking of such action is based on one or more events, changes, circumstances or effects relating to the Company or any of the Company Subsidiaries that occurs on or after the date of this Agreement and (y) in connection with a Takeover Proposal unless the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside counsel), that such Takeover Proposal constitutes a Superior Proposal and, if such determination is made following the Go-Shop Period End Date:

(A)         the Company shall have provided prior written notice to Parent at least three (3) Business Days in advance (the “Notice Period”) of its intention to effect a Recommendation Withdrawal or terminate this Agreement in response to such Superior Proposal, which notice shall specify the terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal; and

(B)         prior to effecting such Recommendation Withdrawal or terminating the Agreement, during the Notice Period, the Board of Directors of the Company shall, and shall use its commercially reasonable efforts to cause its financial advisors and outside counsel to, negotiate with Parent in good faith (to the extent Parent so desires to negotiate) to make adjustments in the terms and conditions of this Agreement so that the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside counsel) that such Takeover Proposal ceases to constitute a Superior Proposal.

In the event of any material revisions to a Superior Proposal following the Go-Shop Period End Date, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(d) with respect to such new written notice. Notwithstanding anything to the contrary herein, the Company shall not be entitled to enter into any agreement (other than a Qualifying Confidentiality Agreement) with respect to a Superior Proposal unless this Agreement has been or is concurrently terminated by its terms pursuant to Section 8.1, and if required pursuant to Section 8.3, the Company has concurrently paid to Parent the Company Termination Fee.

(e)          The Company agrees that any violations of the restrictions set forth in Section 6.3(b) by any Representative of the Company or any Company Subsidiary, shall be deemed to be a breach of Section 6.3(b) by the Company.

(f)           The Company shall not take any action to exempt any Person from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provisions) or otherwise cause such restrictions not to apply, in each case, unless such actions are taken simultaneously with a termination of this Agreement in accordance with its terms.

(g)          Nothing contained in this Section 6.3 shall prohibit the Company from (i) complying with its disclosure obligations under applicable Law with regard to a Takeover Proposal, including Rule 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act, (ii) making any required disclosure to the Company’s stockholders if, after consultation with its outside counsel, the Company determines that failure to disclose such information would reasonably be expected to violate its obligations under applicable Law or (iii) informing any Person of the existence of the provisions contained in this Section 6.3; provided that any Recommendation Withdrawal may only be made in accordance with Section 6.3(d).

(h)	For purposes of this Agreement:

“Takeover Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or its Affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, or 15% or more of any class or series of securities of the Company (or any Company Subsidiary or Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole), any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of any class or series of capital stock of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Company Subsidiary or Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole);

“Superior Proposal” means a bona fide Takeover Proposal (except that references to 15% will be deemed to be references to “more than 50%”) made in writing that is on terms that the Board of Directors of the Company determines in good faith (after consulting with its financial advisor and outside counsel), taking into account, among other things, all legal, financial and other aspects of the Takeover Proposal and the third party making the Takeover Proposal, is more favorable to the Company’s stockholders than the transactions contemplated by this Agreement (including any written proposal by and binding upon Parent to amend this Agreement prior to such determination by the Board of Directors of the Company), as amended from time to time.

Section 6.4        Access to Information. The Company shall, and shall cause the Company Subsidiaries to, afford to the officers, directors, employees, general or limited partners (if applicable), managing members (if applicable), Affiliates, accountants, counsel, financial advisors, consultants, Financing sources, prospective Co-Investors and other professional advisors or representatives (collectively, “Representatives”) of Parent reasonable access during normal business hours to all of the Company’s and the Company Subsidiaries’ properties, books, records, contracts, commitments and personnel, and shall furnish, and shall cause to be furnished, as promptly as practicable to Parent (a) a copy of each material report, schedule and other document filed, furnished, or received by it during such period pursuant to the requirements of federal or state securities Laws or a Governmental Entity (other than routine filings, correspondence, reports, circulars or invoices), and (b) all information as Parent may reasonably request; provided that the Company may restrict the foregoing access to those Persons (other than Persons who are “Representatives” under the Confidentiality Agreement, including those Persons referenced in the proviso in the second-to-last sentence of this Section 6.4(a)) who have entered into or are bound by a confidentiality agreement with the Company and to the extent required by applicable Law, and further such access shall be subject to reasonable restrictions imposed from time to time upon advice of counsel respecting the provision of privileged communications or any applicable confidentiality agreement with any Person (provided that the Company shall use commercially reasonable efforts to obtain waivers under such agreements or implement requisite procedures to enable the provision of reasonable access without violating such agreement). The Company shall also, with respect to each fiscal month ending after the date of this Agreement, furnish to Parent any “flash” or “management reports” relating to the financial and operating performance of the Company and the Company Subsidiaries, and any unaudited monthly financial statements, in each case to the extent made available to management of the Company, promptly following their availability (it being understood and agreed that the Company shall not be required to prepare any such reports solely for the purpose of complying with the foregoing). In conducting any inspection of any properties of the Company and the Company Subsidiaries, Parent and its Representatives shall not (i) interfere with the business of the Company or any Company Subsidiary conducted at such property, or (ii) damage any property or any portion thereof. All information obtained pursuant to this Section 6.4 shall continue to be governed by the Confidentiality Agreement, provided that (x) any requirement under the Confidentiality Agreement to obtain approval for the disclosure of Evaluation Material (as defined in the Confidentiality Agreement) to potential Financing sources or prospective Co-Investors shall be waived during the period beginning on the date of this Agreement and ending on any termination of this Agreement, (y) such Persons shall constitute “Representatives” for all purposes of the Confidentiality Agreement and (z) such Persons shall be entitled to use Evaluation Material solely for purposes of evaluating whether to provide Financing or make a co-investment as a Co-Investor in connection with a Potential Transaction (as defined in the Confidentiality Agreement). No investigation pursuant to this Section 6.4 or otherwise shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 6.5	Commercially Reasonable Efforts.

(a)          Subject to the other terms and conditions of this Agreement, each of the Company, Parent and Merger Sub will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement. In furtherance and not in limitation of the foregoing, each of the Company and Parent agrees to make, as promptly as practicable after the date of this Agreement and in any event within thirty (30) days of the date of this Agreement, (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act, (B) appropriate filings required by the Transaction Approvals and (C) all other necessary filings with any other Governmental Entity with respect to the transactions contemplated hereby and to supply as promptly as practicable any additional information and documentary material that may be reasonably requested pursuant to such requirements and to use its commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act in the most expeditious manner practicable.

(b)          To the extent permissible under applicable Law or any rule, regulation or restriction of a Governmental Entity, each of the Company and Parent shall, in connection with the efforts referenced above to obtain all requisite material approvals, clearances and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other approval of a Governmental Entity, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person and (iv) unless prohibited by a Governmental Entity or other Person, give the other party and its legal counsel the opportunity to attend and participate in such meetings and conferences.

(c)          If any objections are asserted with respect to the transactions contemplated hereby under any applicable Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any applicable Law, each of the Company and Parent shall use its commercially reasonable efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such applicable Law so as to permit consummation of the transactions contemplated by this Agreement on the terms set forth in this Agreement.

(d)          Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Entity) with respect to the Merger, (i) without the prior written consent of Parent, none of the Company or any Company Subsidiary shall pay or commit to pay to such Person whose approval or consent is being solicited any material amount of cash or other consideration, make any material commitment or incur any material liability or other material obligation due to such Person and (ii) neither Parent nor Merger Sub shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any material amount of cash or other consideration, make any material commitment or to incur any material liability or other material obligation; provided, however, that Parent and Merger Sub shall give the Company the opportunity to make such payments.

Section 6.6	Employee Matters.

(a)          Until the first anniversary of the Effective Time, the Surviving Corporation shall provide, or cause to be provided, for those employees of the Company and the Company Subsidiaries who continue as employees of the Company, the Company Subsidiaries or the Surviving Corporation during such period, compensation (including base salary and incentive compensation opportunities) and employee benefits that are substantially comparable in the aggregate to those provided by the Company or the applicable Company Subsidiary to such employees immediately before the date of this Agreement (but excluding for all purposes, in each case, any equity-based or long-term incentive plans or arrangements). The provisions of this Section 6.6 shall not create in any current or former employee of the Company or any Company Subsidiary any rights to employment or continued employment with Parent, the Company or any of their respective Subsidiaries or any right to any specific terms or conditions of employment. Nothing herein shall be deemed to be a guarantee of employment for any current or former employee of the Company or any Company Subsidiary, or to restrict the right of Parent or the Surviving Corporation to terminate any such employee.

(b)          The Surviving Corporation shall (i) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Corporation that an employee of the Company or any Company Subsidiary is eligible to participate in following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such employee immediately prior to the Effective Time under the analogous Company Benefit Plan in which such employee participated, (ii) provide each such employee with credit for any co-payments and deductible paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements and (iii) recognize service prior to the Effective Time with the Company and the Company Subsidiaries for purposes of eligibility to participate, vesting and level of benefits (but not for any other purpose) to the same extent such service was recognized by the Company and the Company Subsidiaries under any similar Company Benefit Plan (including vacation) in which such employee participated immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service, and provided further, that (x) the Surviving Corporation shall not be obligated to provide credit for years of service for benefit accrual purposes under any defined benefit pension plan maintained by the Surviving Corporation or its Subsidiaries prior to the date on which the employee actually becomes a participant in such plan, and (y) with respect to any health plan of the Surviving Corporation or one of its Subsidiaries which provides post-retirement coverage, the Surviving Corporation will provide credit only for periods of an employee’s employment with Surviving Corporation or its Subsidiaries for purposes of determining eligibility.

(c)          With respect to matters described in this Section 6.6, the Company shall consult with Parent (and consider in good faith the advice of Parent) prior to sending any material notices or other material communication materials to its employees or former employees. Prior to the Effective Time, subject to applicable Law, the Company shall provide Parent with reasonable access to such employees or former employees for purposes of Parent providing reasonable notices or other communication materials regarding Parent compensation and benefit plans and the matters described in this Section 6.6, provided that such notices or other communication materials are reasonably approved in advance by the Company.

(d)          Notwithstanding the foregoing provisions of this Section 6.6, nothing contained herein, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Benefit Plan, or (ii) shall limit the right of Parent or the Surviving Corporation or any of its Subsidiaries to amend, terminate or otherwise modify any Company Benefit Plan following the Closing Date. Parent, Merger Sub and the Company acknowledge and agree that all provisions contained in this Section 6.6 with respect to employees of the Company and the Company Subsidiaries are included for the sole benefit of Parent, Merger Sub and the Company, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (x) in any other Person, including any current or former employees of the Company or any Company Subsidiary, any participant in any Company Benefit Plan, or any dependent or beneficiary thereof, or (y) to continued employment with Parent, the Surviving Corporation, or any of their respective affiliates or continued participation in any Company Benefit Plan.

Section 6.7        Expenses. Subject to Section 8.3, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” includes all documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) actually and reasonably incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation and filings of the Notification and Report Form required by the HSR Act, the preparation, printing, filing and mailing, as the case may be, of the Proxy Statement and any amendments or supplements thereto, and the solicitation of the Requisite Stockholder Vote and all other matters related to the transactions contemplated hereby; provided that it shall not include any costs and expenses incurred by Parent, Merger Sub, the Investors or any of their respective

Affiliates in connection with negotiating, securing or implementing the Equity Commitments.

Section 6.8        Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement, and the Company and Parent shall be liable for the payment of any such Taxes, fees and similar items.

Section 6.9	Directors’ and Officers’ Indemnification and Insurance.

(a)          From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation, to the greatest extent permitted by Law (including to the greatest extent authorized or permitted by any amendments to or replacements of the DGCL adopted on or after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors), indemnify and hold harmless (and advance reasonable expenses as incurred to the greatest extent permitted by Law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances, if it is ultimately determined that such Person is not entitled to indemnification) the present and former (and any individuals who may become prior to the Effective Time) officers, directors and employees of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative regulatory or investigative, arising out of, relating to or in connection with any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to have occurred, prior to or at the Effective Time, including the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement, whether asserted or claimed prior to, at or after the Effective Time.

(b)          For a period of six (6) years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms, conditions, retentions and limits of liability that are not less advantageous in the aggregate than such policy with respect to circumstances, developments or matters in existence, or acts or omissions occurring or alleged to have occurred, prior to or at the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one (1) policy year annual premiums in excess of 250% of the last annual premium paid by the Company prior to the date hereof (which annual premium the Company represents and warrants is set forth on Section 6.9(b) of the Company Disclosure Schedule) in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided, further, that if the Surviving Corporation purchases a “tail policy” and the coverage thereunder costs more than 250% of such last annual premium (the cost of such tail measured for these purposes by reference to 1/6th the premium paid therefor), the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 250% of such last annual premium (the cost of such tail measured for these purposes by reference to 1/6th the premium paid therefor).

(c)          If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made prior to any such transaction being consummated so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.9.

(d)          From and after the Effective Time, until the sixth (6th) year anniversary thereof, the Parent and the Surviving Corporation agree not to, directly or indirectly, amend, modify, limit or terminate the advancement of expenses, exculpation and indemnification provisions of the agreements listed on Section 6.9(d) of the Company Disclosure Schedule between the Company and any of the Indemnified Parties, or any such provisions contained in the Surviving Corporation’s Constituent Documents.

(e)          The provisions of this Section 6.9 and the proviso to Section 1.4 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties. The rights of the Indemnified Parties under this Section 6.9 shall be in addition to any rights such Indemnified Parties may have under the Constituent Documents of the Company or any of the Company Subsidiaries, or under any applicable contracts, insurance policies or Laws.

Section 6.10      Public Announcements. The Company and Parent agree that no public release or announcement concerning the transactions contemplated by this Agreement shall be issued by any party without the prior written consent of the Company and Parent (such consent not to be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject or submits, wherever situated, in which case, the party required to make the release or announcement shall give the other parties as much advance written notice as is reasonably practicable under the circumstances, to the extent legally permissible (including, without limitation, sending such disclosure in writing if reasonably practicable), it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party; provided, however, that the restrictions set forth in this Section 6.10 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to and in accordance with Section 6.3.

Section 6.11	Notification

(a)          During the period commencing upon the execution and delivery of this Agreement by all of the parties hereto and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 8.1, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would make the satisfaction of any of the conditions set forth in Section 7.1 or Section 7.2 on the Closing Date impossible or reasonably unlikely. No such notification shall be given any effect for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in Section 7.1 or Section 7.2 has been satisfied. Delivery of notification pursuant to this Section 6.11(a) shall not limit or otherwise affect the remedies available to Parent or Merger Sub hereunder.

(b)          During the period commencing upon the execution and delivery of this Agreement by all of the parties hereto and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 8.1, Parent and Merger Sub shall promptly notify the Company in writing of any event, condition, fact or circumstance that would make the satisfaction of any of the conditions set forth in Section 7.1 or Section 7.3 on the Closing Date impossible or reasonably unlikely. No such notification shall be given any effect for purposes of (i) determining the accuracy of any of the representations and warranties made by Parent and Merger Sub in this Agreement, or (ii) determining whether any of the conditions set forth in Section 7.1 or Section 7.3 has been satisfied. Delivery of notification pursuant to this Section 6.11(b) shall not limit or otherwise affect the remedies available to the Company hereunder.

Section 6.12	Cooperation.

(a)          Prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to, and shall use its commercially reasonable efforts to cause the respective officers, employees and advisors (including legal and accounting) of the Company and the Company Subsidiaries to, provide to Parent all cooperation reasonably requested by Parent in connection with the placement, directly or indirectly by Parent, of trust preferred securities or debt financing in the U.S. and/or in Bermuda (collectively, the “Financing”), including (i) furnishing Parent and Merger Sub and their Financing sources as promptly as practicable with financial and other pertinent information regarding the

Company and the Company Subsidiaries as may be reasonably requested by Parent, (ii) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing, (iii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing (including the execution and delivery of one or more customary representation letters in connection therewith), (iv) reasonably cooperating with the marketing efforts for any of the Financing, including providing assistance in the preparation for, and participating in, meetings, due diligence sessions and similar presentations to and with, among others, prospective Financing sources and rating agencies, (v) facilitating the entrance into one or more indentures, guarantees or other agreements satisfactory to Parent in connection with the Financing, (vi) facilitating the consummation of the Financing and the direct borrowing or incurrence of all proceeds of the Financing by the Surviving Corporation immediately following the Effective Time, (vii) executing and delivering (or using commercially reasonable efforts to obtain from advisors), and causing the Company Subsidiaries to execute and deliver (or use commercially reasonable efforts to obtain from advisors or such other Persons, including officers), customary certificates (including a certificate of the chief financial officer of the Surviving Corporation with respect to solvency matters), accounting comfort letters, legal opinions (which may be reasoned if circumstances required), hedging agreements (which shall have no liability to the Company in the event the Merger is not consummated), surveys or title insurance policies (to the extent in possession of, or otherwise reasonably obtainable by, the Company or the Company Subsidiaries), and (viii) facilitating the entrance into other documents and instruments relating to guarantees and other matters ancillary to the Financing as may be reasonably requested by Parent in connection with the Financing. The Company will reasonably consider consenting to the use of its and the Company Subsidiaries’ logos in connection with the Financing; provided that (x) such logos are used solely in a manner that is not intended to and does not (1) harm or disparage the Company or any Company Subsidiary or the reputation or goodwill of the Company or any Company Subsidiary and (2) violate applicable Law and (y) any document proposing to contain any such logo is provided to the Company a reasonable time prior to its proposed use. Notwithstanding anything in this Agreement to the contrary, Parent hereby confirms that (x) the Financing is not a condition to the Closing and (y) the obtaining or failure to obtain, in whole or in part, the Financing shall not limit, restrict or modify any of the obligations of the Investors under the Equity Commitments, without the prior written consent of the Company. Further, Parent acknowledges and agrees that the Board of Directors of the Company or any committee thereof shall not be required to take or fail to take or cause to be taken or fail to be taken any action in connection with the Financing.

(b)          Prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to, and shall use its commercially reasonable efforts to cause the respective officers and employees of the Company and the Company Subsidiaries to, provide to Parent all cooperation reasonably requested by Parent in connection with (i) the preparation and delivery of presentations to A.M. Best in connection with the proposed Merger and related transactions and Parent’s business plan for the Surviving Corporation and its Affiliates subsequent to the Closing and (ii) the formation and licensing in Bermuda or such other jurisdictions as Parent may determine in connection with such business plan of one or more reinsurance companies that will become Affiliates of the Surviving Corporation subsequent to the Closing. Notwithstanding anything in this Agreement to the contrary, Parent hereby confirms that the receipt of any actual or indicative rating from A.M. Best or other rating agency or licenses or approvals in Bermuda or other jurisdictions are not a condition to the Closing.

(c)          Notwithstanding anything in this Section 6.12 to the contrary: (i) neither the Company nor any Company Subsidiary shall be required to enter into any indentures, guarantees or other agreements or instruments or provide or cause to be provided certificates, accounting comfort letters, hedging agreements, surveys, title insurance policies or any other documents and instruments relating to guarantees and other matters ancillary to the Financing prior to the Effective Time, (ii) no obligation of the Company or any Company Subsidiary under any agreements or documents referenced in clause (i) above shall be effective until the Effective Time; (iii) none of the Company or any Company Subsidiary or any of its or their respective Affiliates shall be required to pay any commitment or other similar fee, provide any indemnification or incur any other liability or expense in connection with the Financing prior to the Effective Time, except for any expenses promptly reimbursed by Parent, (iv) neither the Company nor any Company Subsidiary shall be required to cooperate with respect to any request that, in the reasonable good faith judgment of the Company, would reasonably be expected to affect adversely in any respect the credit rating or A.M. Best rating of the Company or any of the Company Subsidiaries or any of their securities, and (v) neither the Company nor any of the Company Subsidiaries shall be required to cooperate with respect to any request that unreasonably interferes with the business and operations of the Company and the Company Subsidiaries.

Section 6.13      State Takeover Laws. If any Takeover Law is or shall become applicable to the transactions contemplated hereby, the Company and its Board of Directors shall use commercially reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 6.14      Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this

Agreement, in which case Parent and the Company shall use commercially reasonable efforts to enter into a mutually reasonably acceptable joint defense agreement. The Company shall not settle or offer to settle any litigation commenced prior to or after the date hereof against the Company or any of its directors or executive officers by any stockholder of the Company relating to this Agreement, the Merger, any other transaction contemplated hereby or otherwise, without the prior written consent of Parent, which consent will not be unreasonably withheld, conditioned or delayed, or as otherwise required by applicable Law.

Section 6.15      Section 16(b) of the Exchange Act. The Company shall take all steps reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1         Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)          Stockholder Approval. The Company shall have obtained the Requisite Stockholder Vote.

(b)	Regulatory Approval.

(i)            The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; and

(ii)          The Transaction Approvals shall have been obtained or the waiting periods applicable thereto shall have terminated or expired.

(c)          No Injunctions or Restraints, Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, judgment, decision, opinion or decree issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that each of the parties shall have used their commercially reasonable efforts to prevent the entry of any such temporary restraining order, injunction or other order, including taking such action as is required to comply with Section 6.5, and to appeal as promptly as possible any injunction or other order that may be entered.

Section 7.2         Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following additional conditions:

(a)          Representations and Warranties. (i) The representation and warranty of the Company set forth in Section 3.12(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; (ii) the representations and warranties of the Company set forth in Section 3.2, 3.5(a) and 3.26 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects only as of such specific date); (iii) except for the representations and warranties of the Company set forth in Section 3.2, 3.5(a), Section 3.12(b) and 3.26, each of the representations and warranties of the Company set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect on the Company, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects only as of such specific date), except where the failure of such representations and warranties to be true and correct as so made does not have and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; and (iv) Parent shall have received at the Closing a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(b)          Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(c)          FIRPTA Certificate. The Company shall have delivered to Parent a certificate, issued by the Company pursuant to Section 1.1445-2(c) of the Treasury Regulations, certifying that the Company is not and has not been at any time during the five (5) year period ending on the Closing Date a United States real property holding corporation, as defined in Section 897(c)(2) of the Code.

Section 7.3         Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

(a)          Representations and Warranties. (i) The representation and warranty set forth in Section 4.9 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; (ii) the representation and warranty set forth in Section 4.2 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects only as of such specific date); (iii) except for the representations and warranties set forth in Section 4.2 and Section 4.9, each of the representations and warranties of Parent and Merger Sub set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualification or limitation as to “materiality” or Material Adverse Effect on Parent and Merger Sub, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects only as of such specific date), except where the failure of such representations and warranties to be true and correct as so made does not and would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement; and (iv) the Company shall have received a certificate of an executive officer of Parent to such effect.

(b)          Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and the Company shall have received a certificate of an executive officer of Parent to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1        Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Stockholder Vote (with any termination by Parent also being an effective termination by Merger Sub):

(a)	by mutual written consent of Parent and the Company;

(b)	by either Parent or the Company, if:

(i)           the Merger shall not have been consummated on or before December 15, 2007 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose material breach of this Agreement primarily contributes to the failure of the Merger to be consummated by such date;

(ii)          any Governmental Entity of competent jurisdiction issues an order, judgment, decision, opinion, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decision, opinion, decree or ruling or other action shall have become final and non-appealable; or

(iii)        the Requisite Stockholder Vote shall not have been obtained at the Company Stockholders Meeting.

(c)	by Parent, if:

(i)           the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) has not been cured or is incapable of being cured by the Company prior to the earlier of (x) the Outside Date and (y) thirty (30) days following written notice to the Company by Parent or Merger Sub of such breach, and (B) would result in a failure of any condition set forth in Section 7.2(a) or Section 7.2(b); or

(ii)          the Board of Directors of the Company or any committee thereof shall have (A) effected a Recommendation Withdrawal, (B)  recommended to the stockholders of the Company a Takeover Proposal or (C) failed to have called a Company Stockholders Meeting in breach in any material respect of its obligations under this Agreement to do so.

(d)	by the Company:

(i)           if Parent shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) has not been cured or is incapable of being cured by Parent prior to the earlier of (x) the Outside Date and (y) thirty (30) days following written notice to Parent by the Company of such breach and (B) would result in a failure of any condition set forth in Section 7.3(a) or Section 7.3(b); or

(ii)          prior to obtaining the Requisite Stockholder Vote, in accordance with, and subject to the terms and conditions of, Section 6.3(d).

Section 8.2	Effect of Termination, etc.

(a)          In the event of any termination of this Agreement as provided in Section 8.1, the obligations of the parties hereunder shall terminate and there shall be no liability on the part of any party hereto with respect thereto, except for the confidentiality provisions of Section 6.4 and the provisions of Section 3.26, Section 4.8, this Section 8.2, Section 8.3 and Article IX, each of which shall remain in full force and effect; provided, however, that nothing herein shall relieve the Company, Parent or Merger Sub from liabilities for damages incurred or suffered by Parent, Merger Sub or the Company, as the case may be, as a result of any willful or intentional breach of any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, subject to Sections 8.3(f) and 8.3(g), respectively.

(b)          Notwithstanding anything in this Agreement to the contrary, in no event shall any Excluded Person (as defined in the Equity Commitments) or the Investors have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby except as specifically provided in the Equity Commitments.

Section 8.3	Fees and Expenses.

(a)          In the event that this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii) or by the Company pursuant to Section 8.1(d)(ii), then the Company shall pay the Company Termination Fee as directed in writing by Parent, at the time of termination in the case of a termination pursuant to Section 8.1(d)(ii) or promptly (but in any event within two (2) Business Days) following termination of this Agreement in the case of a termination pursuant to Section 8.1(c)(ii).

(b)	In the event that this Agreement is terminated by:

(i)           Parent or the Company pursuant to Section 8.1(b)(i), provided (x) the transaction contemplated by this Agreement has not been consummated by the Outside Date other than as a result of actions taken by Parent, or Parent’s failure to take action, and such action or failure to take action was a breach of Parent’s obligations under this Agreement, and (y) at any time prior to the termination, a Takeover Proposal has been publicly announced or publicly made known and not withdrawn, and (z) if within twelve (12) months after such termination, the Company or any Company Subsidiary enters into a definitive agreement with respect to, or consummates, any Takeover Proposal (whether or not the same as that originally announced or made known), then on the date of consummation of such Takeover Proposal within such twelve (12) month period or thereafter if such Takeover Proposal was entered into within such twelve (12) month period, the Company shall pay the Company Termination Fee as directed in writing to Parent;

(ii)          Parent or the Company pursuant to Section 8.1(b)(iii) (or, after the Company Stockholders Meeting has been held and a vote on the adoption of this Agreement has been taken and there has been a failure by the Company to obtain the Requisite Stockholder Vote, and this Agreement thereby becomes terminable for this reason, the Company terminates this Agreement for another reason), provided (x) prior to the Company Stockholders Meeting, a Takeover Proposal has been publicly announced or publicly made known and not withdrawn, and (y) if within twelve (12) months after such termination, the Company or any Company Subsidiary enters into a definitive agreement with respect to or consummates, as applicable, any Takeover Proposal (whether or not the same as that originally announced or made known), then on the date of such execution or consummation within such twelve (12) month period, as applicable, the Company shall pay the Company Termination Fee as directed in writing to Parent; or

(iii)         by Parent pursuant to Section 8.1(c)(i), provided (x) prior to the breach giving rise to the right of termination, a Takeover Proposal has been publicly announced or publicly made known and not withdrawn, and (y) if within twelve (12) months after such termination, the Company or any Company Subsidiary enters into a definitive agreement with respect to, or consummates, any Takeover Proposal (whether or not the same as that originally announced or made known), then on the date of consummation of such Takeover Proposal within such twelve (12) month period or thereafter if such Takeover Proposal was entered into within such twelve (12) month period, the Company shall pay the Company Termination Fee as directed in writing to Parent.

For purposes of this Section 8.3(b), the term “Takeover Proposal” shall have the meaning assigned to such term in Section 6.3(h), except that all references to 15% therein shall be deemed to be references to “more than 50%”. “Company Termination Fee” shall mean $11,463,424 in cash, except (i) in the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) prior to the Go-Shop Period End Date in order to enter into a definitive agreement with respect to a Takeover Proposal, or (ii) in the event that this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii)(A) or Section 8.1(c)(ii)(B) in a circumstance in which the event giving rise to the right of termination occurs prior to the Go-Shop Period End Date, in either case contemplated by the preceding clause (i) or (ii), the Company Termination Fee shall mean $7,164,640 in cash.

(c)          In the event that this Agreement is terminated after the Go-Shop Period End Date by (i) Parent, on the one hand, for any reason permitted under this Agreement other than the failure to obtain Transaction Approvals, or (ii) the Company, on the other hand, pursuant to Section 8.1(b)(iii) (or, after the Company Stockholders Meeting has been held and a vote on the adoption of this Agreement has been taken and there has been a failure by the Company to obtain the Requisite Stockholder Vote, and this Agreement thereby becomes terminable for this reason, the Company terminates this Agreement for another reason), then the Company shall pay promptly (but in any event within two (2) Business Days) following receipt of an invoice therefor all of Parent’s Expenses (“Parent Expenses”) as directed by Parent in writing, which amount shall not be greater than $3,582,320; provided, however, that the existence of circumstances which could require the Company Termination Fee to become subsequently payable by the Company pursuant to Section 8.3(b)(ii) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 8.3(c); and provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 8.3(c) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 8.3(b)(ii).

(d)          In the event that all conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than the receipt of Transaction Approvals and those conditions that by their terms are to be satisfied at the Closing and are capable of being so satisfied) and this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i) or by the Company pursuant to Section 8.1(d)(i), in either case, as a result of Parent’s or Merger Sub’s failure to (i) fund (or cause to be funded) the aggregate Merger Consideration pursuant to Article II of this Agreement or (ii) receive the Transaction Approvals, then Parent shall (A) pay the Parent Termination Fee promptly (but in any event within two (2) Business Days) following such termination by Parent or the Company, as the case may be, as directed in writing to the Company and (B) pay promptly (but in any event within two (2) Business Days) following receipt of an invoice therefor all of the Company’s Expenses (“Company Expenses”) as directed by the Company in writing, which amount shall not be greater than $3,582,320. “Parent Termination Fee” shall mean $11,463,424 in cash.

(e)          Any amount that becomes payable by the Company or Parent pursuant to Section 8.3(a), 8.3(b), 8.3(c) or 8.3(d) shall be paid by wire transfer of immediately available funds to an account designated by the party entitled to receive such payment. The parties hereto agree and understand that in no event shall the Company or Parent be required to pay the Company Termination Fee and Parent Expenses or the Parent Termination Fee and Company Expenses, respectively, on more than one occasion. The parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement, and that any amounts payable pursuant to this Section 8.3 do not constitute a penalty. If the Company fails to pay as directed in writing by Parent any amounts due to Parent or Merger Sub pursuant to this Section 8.3 or Parent fails to pay the Company any amounts due to the Company pursuant to this Section 8.3, within the time periods specified in this Section 8.3, the Company or Parent, as applicable, shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent or the Company, as applicable, in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(f)           Notwithstanding anything to the contrary in this Agreement, in no event, whether or not this Agreement shall have been terminated, shall the Company be entitled to monetary damages in excess of $15,045,744 in the aggregate, inclusive of the Parent Termination Fee and Company Expenses, for all losses and damages arising from or in connection with breaches of this Agreement by Parent, Merger Sub or their respective Representatives and Affiliates, or arising from any other claim or cause of action under this Agreement or the Equity Commitments, other than any interest payable solely pursuant to Section 8.3(e) and any costs and expenses in connection with a collection action payable solely pursuant to Section 8.3(e) or the Equity Commitment Letter.

(g)          Notwithstanding anything to the contrary in this Agreement, in no event, whether or not this Agreement shall have been terminated, shall Parent and Merger Sub be entitled to monetary damages in excess of $15,045,744 in the aggregate, inclusive of the Company Termination Fee and Parent Expenses, for all losses and damages arising from or in connection with breaches of this Agreement by the Company, the Company Subsidiaries or their respective Representatives and Affiliates, or arising from any other claim or cause of action under this Agreement or the Voting Agreements, other than any interest payable solely pursuant to Section 8.3(e) and any costs and expenses in connection with a collection action payable solely pursuant to Section 8.3(e) or the Voting Agreements.

Section 8.4         Procedure for Termination. A termination of this Agreement pursuant to Section 8.1 shall, in order to be effective, require in the case of each of Parent and Merger Sub, action by its Board of Directors or, to the extent permitted by Law, the duly authorized designee of its Board of Directors, and in the case of the Company, to the extent permitted by Law, action by the Board of Directors of the Company. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1         Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

Section 9.2         Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent or Merger Sub, to:

Franklin Holdings (Bermuda), Ltd.

Clarendon House

2 Church Street

Hamilton HM 11 Bermuda

Attention: Charles Collis, Esq.

Telephone: 441-295-1422

Fax: 441-292-4270

Franklin Acquisition Corp.

c/o D. E. Shaw & Co.

Tower 45, 39th Floor

120 West 45th Street,

New York, NY 10036

Attention: Andrew Lindholm, Esq.

Telephone: 212-478-0000

Fax: 212-478-0100

with a copy to (which shall not constitute notice):

D. E. Shaw & Co.

Tower 45, 39th Floor

120 West 45th Street,

New York, NY 10036

Attention: Andrew Lindholm, Esq.

Telephone: 212-478-0000

Fax: 212-478-0100

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Andrew L. Sommer, Esq.

Telephone: 212-909-6000

Fax: 212-909-6836

If to the Company, to:

James River Group, Inc.

300 Meadowmont Village Circle

Suite 333

Chapel Hill, North Carolina

Attention: J. Adam Abram, Chief Executive Officer

Telephone: 919-883-4171

Fax: 919-883-4177

with a copy to (which shall not constitute notice):

Nicolas D. Zerbib, Chairman of the Special Committee

c/o Stone Point Capital LLC

20 Horseneck Lane

Greenwich, Connecticut 06830

Telephone: 203-862-2900

Fax: 203-625-8357

Bryan Cave LLP

1290 Avenue of the Americas

New York, New York 10104

Attention: Kenneth L. Henderson, Esq.

Telephone: 212-541-2275

Fax: 212-541-4630

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention:	David J. Friedman, Esq.

Todd E. Freed, Esq.

Telephone: 212-735-3000

Fax: 212-735-2000

Section 9.3	Interpretation.

(a)          When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America. Whenever the last day permitted for any action under this Agreement falls on a day other than a Business Day, the performing party shall be permitted to undertake such action on the next Business Day. No summary of this Agreement, the Equity Commitments or the Voting Agreements prepared by or on behalf of any party shall affect the meaning or interpretation of any such agreement.

(b)          The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.4         Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, including by facsimile, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party hereto has received counterparts thereof signed and delivered (by telecopy or otherwise) by all of the other parties hereto.

Section 9.5	Entire Agreement; No Third Party Beneficiaries.

(a)          This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement, the Equity Commitments and the Voting Agreements constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto and thereto with respect to the subject matter hereof and thereof.

(b)          This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except, solely from and after the Effective Time (i) as provided in Section 6.9, (ii) for the right of the Company’s stockholders to receive the Merger Consideration pursuant to Section 1.6(b), (iii) for the right of the Option holders to receive the consideration to which they are entitled pursuant to Section 1.7(a), and

(iv) for the right of the Warrant holders to receive the consideration to which they are entitled pursuant to Section 1.7(b), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party to this Agreement any rights, benefits or remedies of any nature whatsoever. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.9(b) without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.6         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.7        Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that (i) Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any wholly-owned Subsidiary of Parent without the consent of the Company in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation and (ii) Parent may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any Affiliate of Parent without the consent of the Company, but no such assignment shall relieve Parent of any of its obligations under this Agreement, in which event all references herein to Parent shall be deemed references to such Affiliate of Parent, except that all representations and warranties made herein with respect to Parent as of the date of this Agreement shall be deemed representations and warranties made with respect to such Affiliate of Parent as of the date of such designation; provided that any such assignment by Parent or Merger Sub (or any subsequent assignee) shall not prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void ab initio.

Section 9.8        Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after the Requisite Stockholder Vote is obtained, but after such approval no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by the Company’s stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 9.9        Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.10	Governing Law And Venue; Waiver Of Jury Trial.

(a)          All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware.

(b)          In any action or proceeding between or among any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in Delaware); (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court); (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware (and, if applicable, such Federal court);

and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)          EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11      Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the Company or any Company Subsidiary were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in compliance with Article VIII, Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches by the Company of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, which other remedy is subject to Section 8.3(g), exclusively in the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in Delaware), and any state appellate court therefrom within the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal appellate court of the United States of America sitting in Delaware). Solely for purposes of specific enforcement under this Section 9.11, the limitations on liability set forth in Section 8.3(g) of this Agreement were not intended to serve as a measure of actual damage suffered hereunder. The parties acknowledge and agree that neither the Company nor any Company Subsidiary nor any other Person shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement other than the confidentiality provisions of Section 6.4, and the Company’s sole and exclusive remedy with respect to any such breach of this Agreement other than a breach of the confidentiality provisions of Section 6.4 shall be, if and only to the extent applicable, the monetary damages set forth in Section 8.3(d), subject to Section 8.3(f); provided that the foregoing shall not prevent, impede, restrict or delay the ability of the Company to enforce the Limited Indemnity (as defined in the Equity Commitments).

Section 9.12	Definitions. As used in this Agreement:

An “Affiliate” of any Person means another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Appraisal Shares” has the meaning set forth in Section 1.9(a).

“beneficially own” has the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

“Board of Directors” means the Board of Directors of any specified Person.

“Board Recommendation” has the meaning set forth in Section 3.2(b).

“Book-Entry Shares” has the meaning set forth in Section 2.1(b).

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Certificate” has the meaning set forth in Section 2.1(b).

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Investors” means the Persons set forth on or identified in accordance with Section 9.12 of the Parent Disclosure Schedule.

“Company” has the meaning set forth in the preamble hereto.

“Company Actuarial Analyses” has the meaning set forth in Section 3.16(c).

“Company Approvals” has the meaning set forth in Section 3.3.

“Company Benefit Plans” means each written or oral employee benefit plan, scheme, program, policy, arrangement and contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any collective bargaining, employment, termination, retention, bonus, change in control or severance agreement, plan, program, policy, arrangement or contract) under which any current or former officer, employee or director of the Company or any Company Subsidiary has any present or future right to benefits, that is maintained, sponsored or contributed to by the Company or any Company Subsidiary or which the Company or any Company Subsidiary has any obligation to maintain, sponsor or contribute, or with respect to which the Company or any Company Subsidiary could incur any direct or indirect liability under the Code or ERISA or any similar non-U.S. Law, whether contingent or otherwise.

“Company Common Stock” has the meaning set forth in Section 1.6(b).

“Company Disclosure Schedule” has the meaning set forth in Article III.

“Company Expenses” has the meaning set forth in Section 8.3(d).

“Company Financial Advisor” means J.P. Morgan Securities Inc.

“Company Incentive Plans” means the Company’s 2003 and 2005 Incentive Plans.

“Company Intellectual Property Rights” has the meaning set forth in Section 3.24(b)(i).

“Company Permits” has the meaning set forth in Section 3.1.

“Company Preferred Stock” has the meaning set forth in Section 3.5(a).

“Company Reinsurance Agreements” has the meaning set forth in Section 3.16(a).

“Company SAP Statements” has the meaning set forth in Section 3.10.

“Company SEC Documents” has the meaning set forth in Section 3.8(a).

“Company Securities” has the meaning set forth in Section 3.5(b).

“Company Stockholders Meeting” has the meaning set forth in Section 6.2.

“Company Subsidiary” means any Subsidiary of the Company.

“Company Subsidiary Securities” has the meaning set forth in Section 3.6(b).

“Company Termination Fee” has the meaning set forth in Section 8.3(b).

“Confidentiality Agreement” means the confidentiality letter agreement, dated as of April 18, 2007, between the Company, on the one hand, and D. E. Shaw Composite Portfolios, L.L.C. and D. E. Shaw Oculus Portfolios, L.L.C., on the other hand.

“Constituent Documents” means, with respect to any entity, the articles or certificate of incorporation, bylaws or code of regulations of such entity, or any similar charter or other governing documents of such entity.

“DGCL” has the meaning set forth in the recitals.

“DOJ” has the meaning set forth in Section 6.5(b).

“Effective Time” has the meaning set forth in Section 1.2.

“Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset, other than Permitted Liens.

“Environmental Law” means any applicable, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, or any other requirement of law (including common law) regulating or relating to the protection of human health and safety from exposure to Hazardous Substances, natural resources or the environment, including laws relating to wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Substances.

“Environmental Permits” means, with respect to any Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Entities relating to or required by Environmental Laws and affecting, or relating to, the business of such Person or any of such Person’s Subsidiaries, as currently conducted.

“Equity Commitments” has the meaning set forth in the recitals hereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” has the meaning set forth in Section 6.7.

“Financing” has the meaning set forth in Section 6.12(a).

“FTC” has the meaning set forth in Section 6.5(b).

“GAAP” means United States generally accepted accounting principles.

“Go-Shop Period End Date” has the meaning set forth in Section 6.3(a).

“Governmental Entity” means any nation or government, any state, agency, stock exchange, commission, or other political subdivision thereof, any insurance regulatory authority, or any entity (including a court) of competent jurisdiction exercising executive, legislative, judicial or administration functions of the government.

“Hazardous Substances” means any substance or material that: (i) is or contains asbestos, urea formaldehyde insulation or polychlorinated biphenyls, or is petroleum, oil or petroleum wastes, radon gas or microbial contamination, (ii) requires investigation or remedial action pursuant to any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “hazardous substance,” or “toxic substance”, or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” has the meaning set forth in Section 6.9(a).

“Insurance Laws” has the meaning set forth in Section 3.3.

“Intellectual Property” means all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, software and computer programs, mask works and other semiconductor chip rights, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications and rights, trade secrets and all similar intellectual property rights.

“Investors” has the meaning set forth in the recitals hereto.

“IRS” means the Internal Revenue Service.

“knowledge” means (i) with respect to Parent, the actual knowledge of the individuals named on Section 9.12 of the Parent Disclosure Schedule and (ii) with respect to the Company, the actual knowledge of the individuals named on Section 9.12 of the Company Disclosure Schedule.

“Law” means rule, regulation, statute, Insurance Law, order, ordinance, guideline, code or other legally enforceable requirement, including common law, state and federal laws or securities laws and laws of foreign jurisdictions.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Liens” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), other charge or security interest.

“Material Adverse Effect” means, as to the Company, or Parent and Merger Sub, as the case may be, any event, change, circumstance or effect that, individually or in the aggregate, is materially adverse to the business, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, provided, however, that none of the following shall be considered in determining whether a Material Adverse Effect on the Company has occurred or would reasonably be expected to occur: (A) changes or fluctuations in the economy or financial markets generally in the United States or Bermuda or changes or fluctuations that are the result of acts of war, armed hostilities or terrorism; (B) changes that are the result of factors generally affecting the property-casualty insurance and/or workers compensation industry and the geographic areas in which the Company and the Company Subsidiaries operate; (C) any loss of, or adverse change in, the relationship of the Company or any of the Company Subsidiaries with its customers, employees, agents, suppliers or regulators caused by the pendency or the announcement of the transactions contemplated by this Agreement; (D) changes in GAAP, the rules or policies of the Public Company Accounting Oversight Board, SAP in any state where the Company Subsidiaries operate, or any applicable Law or interpretation or application of any of the foregoing after the date of this Agreement; (E) the suspension of trading in securities on the New York Stock Exchange or Nasdaq or a decline in the price, or a decline or increase in the trading volume, of the Company Common Stock on Nasdaq, provided that the exception in this clause (E) shall not preclude a determination that any event, change, circumstance or effect underlying such decline or increase, as the case may be, has resulted in, or contributed to, a Material Adverse Effect on the Company; (F) the entry into or announcement of the execution of this Agreement or compliance by the Company with the terms of this Agreement; (G) any failure by the Company to meet any estimates or projections of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing, provided that the exception in this clause (G) shall not preclude a determination that any event, change, circumstance or effect underlying such failure has resulted in, or contributed to, a Material Adverse Effect on the Company; (H)(i) any change or announcement of a potential change in the credit rating or A.M. Best rating of the Company or any of the Company Subsidiaries or any of their businesses or securities if the transactions contemplated by this Agreement or any other event, change, circumstance or effect otherwise set forth in clauses (A), (H)(ii) and (I) herein has contributed to, or underlies, such change or announcement, in each case in any material respect, or (ii) any failure of any Affiliate of Parent or Merger Sub to obtain a specified credit rating or A.M. Best rating in connection with the transactions contemplated by this Agreement; or (I) any actions taken, or the failure to take any action, which Parent has requested in writing or to which Parent has consented in writing; provided that, with respect to clauses (A) and (B), any such event, change, circumstance or effect does not disproportionately adversely affect the Company and the Company Subsidiaries compared to other companies of similar size operating in the property-casualty insurance and/or workers compensation insurance industry in similar geographic areas and product markets in which the Company and the Company Subsidiaries operate.

“Material Contracts” has the meaning set forth in Section 3.25.

“Merger” has the meaning set forth in the recitals hereto.

“Merger Consideration” has the meaning set forth in Section 1.6(b).

“Merger Sub” has the meaning set forth in the preamble hereto.

“Nasdaq” means The NASDAQ National Market.

“Notice Period” has the meaning set forth in Section 6.3(d)(A).

“Note” means any outstanding promissory note executed in favor of the Company by an employee of the Company or any Company Subsidiary.

“Option” means the right to receive shares of Company Common Stock pursuant to the exercise of any stock options granted pursuant to the Company Incentive Plans.

“Order” means any order, writ, injunction, judgment, decree, ruling, award or settlement issued by a Governmental Entity, whether civil, criminal or administrative, applicable to the Company or any Company Subsidiary.

“other party” means, with respect to the Company, Parent, and means, with respect to Parent, the Company, unless the context otherwise requires.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Owned Real Property” has the meaning set forth in Section 3.18(a).

“Parent” has the meaning set forth in the preamble hereto.

“Parent Approvals” has the meaning set forth in Section 4.3.

“Parent Disclosure Schedule” has the meaning set forth in Article IV.

“Parent Expenses” has the meaning set forth in Section 8.3(c).

“Parent Termination Fee” has the meaning set forth in Section 8.3(d).

“parties” has the meaning set forth in the preamble hereto.

“Paying Agent” has the meaning set forth in Section 2.1(a).

“Permitted Liens” means (i) any liens for taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) encumbrances or liens that do not, individually or in the aggregate, materially impair the continued use, operation or value of the property to which they relate or the conduct of the business of the Company and the Company Subsidiaries as presently conducted and (v) immaterial easements, rights of way or other similar matters or restrictions or exclusions which would be shown by a current title report or other similar report.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, or other entity or group (as defined in the Exchange Act).

“Proxy Statement” has the meaning set forth in Section 6.1.

“Qualifying Confidentiality Agreement” means an executed agreement with provisions requiring any Person receiving nonpublic information with respect to the Company to keep such information confidential, and to comply with a standstill provision, each of which provisions shall be no less restrictive in the aggregate to such Person than the provisions of the Confidentiality Agreement are to Parent, its Affiliates, and their respective personnel and Representatives; provided that no such executed agreement shall prohibit or restrict any third party from submitting, amending, discussing, negotiating, entering into and consummating a Takeover Proposal with the Company or any of its advisors; provided, further, that no such executed agreement shall prohibit compliance by the Company with Section 6.3(d).

“Recommendation Withdrawal” has the meaning set forth in Section 6.2.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, or emptying into the indoor or outdoor environment.

“Representatives” has the meaning set forth in Section 6.4.

“Requisite Stockholder Vote” has the meaning set forth in Section 3.2(a).

“SAP” means statutory accounting principles prescribed or permitted by the applicable insurance Company Subsidiary’s domiciliary state regulator as in effect as of the date hereof.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” has the meaning set forth in Section 1.6(b).

“Special Committee” has the meaning set forth in Section 3.19.

“Subsidiary” when used with respect to any party, means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (ii) a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Superior Proposal” has the meaning set forth in Section 6.3(h).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Laws” has the meaning set forth in Section 3.2(b).

“Takeover Proposal” has the meaning set forth in Section 6.3(h).

“Tax” (and with the correlative meaning “Taxes”) means income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties (including penalties for failure to file or late filing of any return, report or other filing, and any interest in respect of such penalties and additions, additions to tax or additional amounts imposed by any and all federal, state, local, foreign or other taxing authority.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits related to alternative minimum Taxes).

“Tax Return” means any declaration, statement, report, return, information return or claim for refund relating to Taxes (including information required to be supplied to a Governmental Entity in respect of such report or return), including, if applicable, any combined or consolidated return for any group of entities that includes the Company or any Company Subsidiary.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“Transaction Approvals” has the meaning set forth in Section 4.3.

“Voting Agreements” has the meaning set forth in the recitals hereto.

“Warrants” has the meaning set forth in Section 3.5(a).

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

FRANKLIN HOLDINGS (BERMUDA), LTD.

By:	/s/ Bryan Martin
	Name:	Bryan Martin
	Title:	Vice President

FRANKLIN ACQUISITION CORP.

By:	/s/ Bryan Martin
	Name:	Bryan Martin
	Title:	Vice President

JAMES RIVER GROUP, INC.

By:	/s/ Richard W. Wright
	Name:	Richard W. Wright
	Title:	Chairman

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